Exhibit 2.1

EXECUTION COPY

AGREEMENT AND PLAN OF MERGER

among

WALGREEN CO.,

DOVER SUBSIDIARY, INC.

and

drugstore.com, inc.

Dated as of March 23, 2011

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TABLE OF CONTENTS

(continued)

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TABLE OF CONTENTS

(continued)

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AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of March 23, 2011, is by and among Walgreen Co., an Illinois corporation (“Parent”), Dover Subsidiary, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”) and drugstore.com, inc., a Delaware corporation (the “Company”).

RECITALS

WHEREAS, pursuant to this Agreement, and upon the terms and subject to the conditions set forth herein, Merger Sub will be merged with and into the Company with the Company as the Surviving Corporation (the “Merger”), in accordance with the General Corporation Law of the State of Delaware (the “DGCL”), and each issued and outstanding share of common stock of the Company, par value $0.0001 per share (the “Shares”), (other than the Excluded Shares and the Dissenting Shares) will be converted into the right to receive $3.80 per Share in cash without interest and subject to any withholding of Taxes required by applicable Law (the “Merger Consideration”);

WHEREAS, the board of directors of the Company (the “Company Board”) has unanimously approved and declared advisable this Agreement and the transactions contemplated herein, including the Merger;

WHEREAS, the boards of directors of Parent and Merger Sub have unanimously approved and declared advisable this Agreement and the transactions contemplated herein, including the Merger; and

WHEREAS, each of Parent, Merger Sub and the Company desires to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger.

NOW, THEREFORE, in consideration of the mutual covenants and premises contained in this Agreement and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties to this Agreement agree as follows:

ARTICLE I

THE MERGER

Section 1.1 The Merger.

(a) Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the DGCL, at the Effective Time, the Company and Merger Sub shall consummate the Merger pursuant to which (i) Merger Sub shall be merged with and into the Company and the separate corporate existence of Merger Sub shall thereupon cease, (ii) the Company shall be the surviving corporation in the Merger and shall continue to be governed by the DGCL and (iii) the separate corporate existence of the Company with all its rights, privileges, immunities, powers and franchises shall continue unaffected by the Merger. The corporation surviving the Merger is sometimes hereinafter referred to as the “Surviving Corporation.” The Merger shall have the effects set forth in Section 259 of the DGCL.

(b) At the Effective Time, the certificate of incorporation of the Company shall be amended and restated to read as set forth on Exhibit A hereto and shall thereafter be the certificate of incorporation of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable Law. At the Effective Time, the bylaws of Merger Sub in effect immediately prior to the Effective Time shall be the bylaws of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable Law.

Section 1.2 Effective Time. Parent, Merger Sub and the Company shall cause a certificate of merger (the “Certificate of Merger”) to be duly executed and filed in accordance with the DGCL on the Closing Date (or on such other date as Parent and the Company may agree) with the Secretary of State of the State of Delaware and shall make all other filings or recordings required under the DGCL. The Merger shall become effective at the time such Certificate of Merger shall have been duly filed with, and accepted by, the Secretary of State of the State of Delaware or such later date and time as is agreed upon by the parties and specified in the Certificate of Merger, such date and time hereinafter referred to as the “Effective Time.”

Section 1.3 Closing. Upon the terms and subject to the conditions set forth in this Agreement, the closing of the Merger (the “Closing”) will take place at 10:00 a.m., Chicago time, on a date to be specified by the parties, such date to be no later than the second Business Day after satisfaction or waiver (to the extent permitted hereunder) of all of the conditions set forth in Article VI (other than conditions that may only be satisfied on the Closing Date, but subject to the satisfaction or waiver (to the extent permitted hereunder) of such conditions), by electronic exchange of documents and signatures, unless another time, date or place is agreed to in writing by the parties hereto. The date on which the Closing actually occurs is referred to herein as the “Closing Date.”

Section 1.4 Directors and Officers of the Surviving Corporation. The directors and officers of Merger Sub immediately prior to the Effective Time shall, from and after the Effective Time, be the directors and officers of the Surviving Corporation, in each case until their respective successors shall have been duly elected or appointed and qualified, or until their earlier death, resignation or removal in accordance with the Surviving Corporation’s certificate of incorporation and bylaws and applicable Laws.

ARTICLE II

MERGER CONSIDERATION; CONVERSION OF STOCK

Section 2.1 Conversion of Company Stock. At the Effective Time, by virtue of the Merger and without any action on the part of Parent, the Company or Merger Sub or any holder of any securities thereof:

(a) Capital Stock of Merger Sub. Each share of common stock of Merger Sub, par value $0.01 per share, issued and outstanding immediately prior to the Effective Time shall be converted into and become one validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation, par value $0.01 per share.

(b) Cancellation of Shares. Each outstanding or issued Share that is owned by Parent, Merger Sub or the Company, or by any Subsidiary of Parent, Merger Sub or the Company, immediately prior to the Effective Time (collectively, the “Excluded Shares”), shall automatically be canceled and shall cease to exist, and no cash, stock or other consideration shall be delivered or deliverable in exchange therefor.

(c) Conversion of Shares. Each Share issued and outstanding immediately prior to the Effective Time (other than Excluded Shares and Dissenting Shares) shall automatically be converted into the right to receive cash in an amount, without interest, equal to the Merger Consideration. As of the Effective Time, all such Shares shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each holder of a certificate (a “Certificate”) or book-entry Shares (“Book-Entry Shares”) representing any such Shares shall cease to have any rights with respect to such Shares, except, in all cases, the right to receive the Merger Consideration, without interest, upon surrender of such Certificate or Book-Entry Shares in accordance with Section 2.2. The right of any holder of any Share to receive the Merger Consideration shall be subject to and reduced by the amount of any withholding that is required under applicable Tax Law.

(d) Company Stock Awards. The Company shall take all requisite action so that:

(i) At the Effective Time, each outstanding incentive or nonqualified option to purchase Shares (each, a “Company Stock Option”) or portion thereof under the drugstore.com, inc., 1998 Stock Plan, as amended, and the drugstore.com, inc., 2008 Equity Incentive Plan, as amended (individually, a “Company Equity Plan” and collectively, the “Company Equity Plans”) that is vested immediately prior to the Effective Time by its terms as they exist on the date hereof and without any action on or after the date hereof by the Company Board or any committee thereof (other than as permitted by Section 5.1, as provided in the last sentence of this Section 2.1(d)(i), as provided in Schedule 5.1 or with the written consent of Parent) or vests by its terms as they exist on the date hereof and without any action on or after the date hereof by the Company Board or any committee thereof (other than as permitted by Section 5.1, as provided in the last sentence of this Section 2.1(d)(i), contemplated by Schedule 5.1 or with the written consent of Parent) as a result of the occurrence of the Merger and has an exercise price per Share that is less than the Merger Consideration (each, a “Vested In-the-Money Company Option”), shall without any action on the part of the holder of such option, automatically be cancelled and exchanged for a cash payment by Parent (which shall be made promptly after the Effective Time) in an amount equal to (i) the excess, if any, of (x) the Merger Consideration over (y) the exercise price per Share subject to such Vested In-the-Money Company Option, multiplied by (ii) the number of Shares subject to such Vested In-the-Money Company Option. Any such payments shall be subject to applicable Tax withholdings. All Company Stock Options held by non-employee members of the Company’s board of directors shall vest and become exercisable in full immediately prior to the Effective Time.

(ii) At the Effective Time, each Company Stock Option (or portion thereof) under the Company Equity Plans that is not a Vested In-the-Money Company Option (each, an “Other

Company Option”), shall be converted into an option (a “Substitute Option”) to purchase the number of shares of common stock of Parent (decreased to the nearest full share or as otherwise required to satisfy the requirements of Sections 409A and 424(a) of the Code and the Treasury Regulations promulgated thereunder) determined by multiplying (A) the number of Shares covered by such Other Company Option, by (B) the Equity Award Ratio, and the exercise price per share of such Substitute Option shall be determined by dividing the exercise price per Share of such Other Company Option by the Equity Award Ratio (increased to the nearest cent). After the Effective Time, except as provided in this Section 2.1(d), each Substitute Option shall be exercisable upon the same terms and conditions as were applicable to the Other Company Option immediately prior to the Effective Time, subject to any acceleration, lapse or other vesting occurring by operation of the Merger (either alone or in connection with any other event). It is the intention of the parties that each Substitute Option so assumed by Parent shall qualify following the Effective Time as an incentive stock option as defined in Section 422 of the Code to the extent permitted under Section 422 of the Code and to the extent such Substitute Option qualified as an incentive stock option prior to the Effective Time, and, further, that the assumption of Company Stock Options pursuant to this Section shall be effected in a manner that satisfies the requirements of Sections 409A and 424(a) of the Code and the Treasury Regulations promulgated thereunder, and this Section 2.1(d) will be construed consistent with this intent.

(iii) At the Effective Time, each outstanding Share of restricted stock issued under any Company Equity Plan (each, a “Restricted Share”) whether or not then vested, shall without any action on the part of the holder of such Restricted Share, automatically be cancelled and exchanged for a cash payment by Parent (which shall be made promptly after the Effective Time) in an amount equal to the Merger Consideration. Any such payments shall be subject to applicable Tax withholdings.

(iv) At the Effective Time, each outstanding restricted stock unit issued under any Company Equity Plan (each, a “Restricted Stock Unit”), shall be adjusted and converted into a restricted stock unit (each, a “Substitute RSU”) with respect to a number of shares of the common stock of Parent (decreased to the nearest full share) determined by multiplying the number of Shares subject to such Restricted Stock Unit by the Equity Award Ratio. After the Effective Time, except as provided in this Section 2.1(d), each Substitute RSU shall be subject to the terms of such Restricted Stock Unit effective immediately prior to the Effective Time, subject to any payment, calculation, acceleration, lapse, vesting or other impact occurring by operation of the Merger (either alone or in connection with any other event); provided, however, that any Restricted Stock Unit that becomes vested prior to or as a result of the Merger shall be settled at the Effective Time (or such later time as required by the applicable Restricted Stock Unit agreement or as necessary to avoid a violation and/or adverse tax consequences under Section 409A of the Code) for an amount of cash equal to the product of the Merger Consideration and the number of Shares subject to such Restricted Stock Unit, subject to the terms and conditions set forth in Section 2.1(c).

(v) At the Effective Time, each outstanding stock appreciation right issued under any Company Equity Plan (each, a “Stock Appreciation Right”) or portion thereof that is vested immediately prior to the Effective Time by its terms as they exist on the date hereof and without any action on or after the date hereof by the Company Board or any committee thereof (other than as permitted by Section 5.1, as provided in Schedule 5.1 or with the written consent of Parent) or vests by its terms as they exist on the date hereof and without any action on or after the date hereof by the Company Board or any committee thereof (other than as permitted by Section 5.1, as provided in Schedule 5.1 or with the written consent of Parent) as a result of the occurrence of the Merger and has an exercise price per Share that is less than the Merger Consideration (each, a “Vested In-the-Money Company SAR”), shall without any action on the part of the holder of such Stock Appreciation Right, automatically be cancelled and exchanged for a cash payment by Parent (which shall be made promptly after the Effective Time) in an amount equal to (i) the excess, if any, of (x) the Merger Consideration over (y) the exercise price per Share subject to such Vested In-the-Money Company SAR, multiplied by (ii) the number of Shares subject to such Vested In-the-Money Company SAR. Any such payments shall be subject to applicable Tax withholdings.

(vi) At the Effective Time, each Stock Appreciation Right (or portion thereof) that is not a Vested In-the-Money Company SAR (each, an “Other Company SAR”), shall be converted into an appreciation right (each, a “Substitute Right”) to purchase the number of shares of common stock of Parent (decreased to the nearest full share or as otherwise required to satisfy the requirements of Sections 409A and 424(a) of the Code and the Treasury Regulations promulgated thereunder) determined by multiplying (A) the number of Shares covered by such Other Company SAR, by (B) the Equity Award Ratio, and the exercise price per share of such Substitute Right shall be determined by dividing the exercise price per Share of such Other Company SAR by the Equity Award Ratio (increased to the nearest cent). After the Effective Time, except as provided in this Section 2.1(d), each Substitute Right shall be exercisable upon the same terms and conditions as were applicable to the Other Company SAR immediately prior to the Effective Time, subject to any acceleration, lapse or other vesting occurring by operation of the Merger (either alone or in connection with any other event). It is the intention of the parties that the assumption of Stock Appreciation Rights pursuant to this Section shall be effected in a manner that satisfies the requirements of Sections 409A and 424(a) of the Code and the Treasury Regulations promulgated thereunder, and this Section 2.1(d) will be construed consistent with this intent.

(e) Warrants. At the Effective Time, each outstanding warrant to purchase Shares (each “Company Warrant”) shall be automatically converted into the right to receive an amount equal to the product of (x) the excess, if any, of the Merger Consideration over the exercise price of each such Company Warrant multiplied by (y) the number of unexercised Shares subject thereto (such payment, if any, to be net of applicable withholding Taxes) (the “Warrant Consideration”). At the Effective Time, all such Company Warrants shall be cancelled and shall represent only the right to receive the Warrant Consideration.

Section 2.2 Disposition of Certificates and Book-Entry Shares.

(a) Paying Agent. Prior to the Effective Time, Parent shall appoint a bank or trust company to act as Paying Agent (the “Paying Agent”) for the payment of the Merger Consideration. Parent will enter into a paying agent agreement with the Paying Agent (the “Paying Agent Agreement”) on terms reasonably acceptable to Parent and the Company, prior to the Effective Time. Immediately following the Effective Time, Parent shall deposit with the Paying Agent for payment in accordance with Section 2.1 the aggregate Merger Consideration,

(such total deposited cash being hereinafter referred to as the “Payment Fund”). The Paying Agent shall make payments of the Merger Consideration, out of the Payment Fund in accordance with this Agreement and the Paying Agent Agreement. The Payment Fund shall not be used for any other purpose.

(b) Stock Transfer Books. At the Effective Time, the stock transfer books of the Company shall be closed and thereafter there shall be no further registration of transfers of Shares on the records of the Company. From and after the Effective Time, the holders of Certificates and Book-Entry Shares representing ownership of Shares outstanding immediately prior to the Effective Time shall cease to have rights with respect to such Shares except as otherwise provided for herein. From and after the Effective Time, any Certificates or Book-Entry Shares presented to the Paying Agent or, Parent or the Surviving Corporation for any reason (other than Certificates or Book-Entry Shares representing Excluded Shares and Dissenting Shares) shall be canceled and exchanged as provided in this Article II.

(c) Payment Procedures. As soon as possible after the Effective Time, Parent and the Surviving Corporation shall cause the Paying Agent to mail to each holder of record of a Certificate or Certificates or Book-Entry Shares that immediately prior to the Effective Time represented outstanding Shares (other than Excluded Shares and Dissenting Shares) (A) a letter of transmittal in customary form (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates or Book-Entry Shares shall pass to the Paying Agent, only upon delivery of the Certificates or Book-Entry Shares to the Paying Agent) and (B) instructions for use in effecting the surrender of the Certificates or Book-Entry Shares in exchange for the Merger Consideration to which the holder thereof is entitled. Upon surrender of any Certificate or Book-Entry Shares for cancellation to the Paying Agent, together with such letter of transmittal, duly executed and completed in accordance with the instructions thereto, and such other documents as may reasonably be required by the Paying Agent, the holder of such Certificate or Book-Entry Shares shall be entitled to receive in exchange therefor the amount of the Merger Consideration in cash payable in respect of the Shares previously represented by such Certificate or Book-Entry Shares pursuant to the provisions of this Article II, and the Certificate or Book-Entry Shares so surrendered shall forthwith be canceled. In the event of a transfer of ownership of Shares that is not registered in the transfer records of the Company, payment may be made to a Person other than the Person in whose name the Certificate so surrendered is registered, if such Certificate shall be properly endorsed or otherwise be in proper form for transfer and the Person requesting such payment shall pay any transfer or other Taxes required by reason of the payment to a Person other than the registered holder of such Certificate or establish to the satisfaction of Parent that such Tax has been paid or is not applicable.

(d) Termination of Payment Fund. Any portion of the Payment Fund which remains undistributed for twelve months after the Effective Time shall be delivered to Parent, and any holders of Shares prior to the Effective Time who have not theretofore complied with this Article II and the instructions in the letter of transmittal shall thereafter look only to Parent and only as general creditors thereof for payment of the Merger Consideration (subject to abandoned property, escheat or similar Laws).

(e) No Liability. None of Parent, Merger Sub, the Surviving Corporation, the Company or the Paying Agent, or any employee, officer, director, agent or Affiliate thereof, shall be liable to any Person in respect of the Merger Consideration or Warrant Consideration, as applicable, from the Payment Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

(f) Investment of Payment Fund. The Paying Agent shall invest any cash included in the Payment Fund as directed by the Surviving Corporation; provided, however, that the Payment Fund shall not be invested in any manner that would preclude, limit or delay the Paying Agent from timely making all payments contemplated by this Article II. Any net profit resulting from, or interest or income produced by, such investments shall be payable to Parent. To the extent that there are losses with respect to such investments, or the Payment Fund diminishes for other reasons below the level required to make prompt payments of the Merger Consideration as contemplated hereby, Parent shall promptly replace or restore the portion of the Payment Fund lost through investments or other events so as to ensure that the Payment Fund is, at all times, maintained at a level sufficient to make such payments.

(g) Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed, and, if required by Parent or the Paying Agent, the posting by such Person of a bond in such reasonable and customary amount as Parent may direct as indemnity against any claim that may be made with respect to such Certificate, the Paying Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration payable in respect thereof, pursuant to this Agreement.

(h) Withholding Rights. Parent, the Surviving Corporation or the Paying Agent, as applicable, shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any Person such amounts as it is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the “Code”), and the rules and regulations promulgated thereunder, or any provision of state, local or foreign Tax Law. To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

(i) Appraisal Rights. Notwithstanding anything in this Agreement to the contrary, Shares outstanding immediately prior to the Effective Time and held by a holder who is entitled to demand and properly demands appraisal of such shares (“Dissenting Shares”) pursuant to, and who complies in all respects with, Section 262 of the DGCL (the “Appraisal Rights”) shall not be converted into the right to receive the Merger Consideration. Such holders shall be entitled to receive such consideration as is determined to be due with respect to such Dissenting Shares in accordance with Section 262 of the DGCL; provided, however, that if any such holder shall fail to perfect or otherwise shall waive, withdraw or lose the right to appraisal under the Appraisal Rights, then the right of such holder to be paid such consideration as is determined to be due pursuant to Section 262 of the DGCL shall cease and such Dissenting Shares shall be deemed to have been converted as of the Effective Time into, and to have become exchangeable solely for the right to receive, the Merger Consideration, without interest and reduced by the amount of any withholding that is required under applicable Tax Law. The Company shall promptly deliver to Parent notice of any demands received by the Company for appraisal of any Shares, and Parent shall have the right to participate in and direct all negotiations and proceedings with respect to such demands. The Company shall not without the prior written consent of Parent make any payment with respect to, or offer to settle any such demands.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except (a) as disclosed in the Company SEC Documents (other than the exhibits thereto) furnished or filed with the SEC after January 1, 2010 and prior to the date of this Agreement (other than (i) any information that is contained solely in the “Risk Factors” section of such Company SEC Documents, except for factual historical statements therein, (ii) any forward-looking statements contained in such Company SEC Documents and (iii) other statements in such Company SEC Documents that are of a nature that they speculate about future developments) but in each case only to the extent it is reasonably apparent on the face of such disclosure that such disclosure would apply to the applicable representation or warranty; provided, however, that such disclosure in such Company SEC Documents shall not be deemed to qualify any representation or warranty contained in Section 3.2, Section 3.3, Section 3.22 or Section 3.23 and (b) as set forth in the disclosure letter delivered by the Company to Parent prior to the execution and delivery of this Agreement (the “Company Disclosure Letter”), which shall qualify the representations and warranties as provided in Section 8.17, the Company represents and warrants to Parent and Merger Sub as follows:

Section 3.1 Organization, Standing and Power.

(a) Section 3.1 of the Company Disclosure Letter contains a complete and accurate list of the name and jurisdiction of organization of the Company and each of its Subsidiaries (each of the Company and its Subsidiaries is referred to herein as an “Acquired Company” and, collectively, as the “Acquired Companies”), the Company’s percentage ownership of any Acquired Company that is not a wholly owned Subsidiary of the Company and the jurisdictions in which each Acquired Company is qualified to conduct business. Except as set forth on Section 3.1 of the Company Disclosure Letter the Company directly or indirectly owns of record and beneficially all of the outstanding equity interest in the Acquired Companies (other than the Company) and, as of the date hereof, (A) there are not outstanding or authorized (1) securities of any Acquired Company (other than the Company) convertible into or exchangeable for shares of capital stock or voting securities of any such Acquired Company (other than the Company) or (2) any options, calls, warrants, pre-emptive rights, anti-dilution rights or other rights, rights agreements, stockholder rights plans, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of any such Acquired Company (other than the Company), (B) no Acquired Company (other than the Company) has issued, sold or granted phantom stock or other contractual rights the value of which is determined in whole or in part by the value of any capital stock of any such Acquired Company (other than the Company) and, other than as set forth in Section 3.2(g) of the Company Disclosure Letter, there are no outstanding stock appreciation rights issued by any such Acquired Company (other than the Company) with respect to the capital stock of any such Acquired Company (“Company Subsidiary Stock Equivalents”), and (C) there are no outstanding bonds, debentures, notes or other indebtedness of any Acquired Company (other than the Company) having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matter on which the stockholders or other equity holders of any such Acquired Company (other than the Company) may vote (“Company Subsidiary Voting Debt”). Each Acquired Company (i) is an entity duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization, (ii) has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as now being conducted and (iii) is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, in each case, except for any such failures that, individually or in the aggregate, have not had, and would not reasonably be expected to have, a Material Adverse Effect.

(b) The Company has delivered or made available to Parent true, correct and complete copies of (i) the certificate of incorporation, bylaws and other charter or organizational documents of each of the Acquired Companies, including all amendments thereto (collectively, the “Company Constituent Documents”) and (ii) the minutes and other records of the meetings and other proceedings (including any actions taken by written consent or otherwise without a meeting) of the stockholders, the board of directors, and all committees of the board of directors of the Company and each significant subsidiary of the Company as determined in accordance with Item 1-02 of Regulation S-X promulgated by the SEC (each, a “Significant Subsidiary”), in each case since December 31, 2007 through and including the date hereof, except for such portions of the minutes of the boards of directors of the Company with respect to the consideration by such directors of the possible acquisition of the Company. The Company Constituent Documents are in full force and effect on the date hereof. The Company has no Subsidiaries, except for the entities identified in Section 3.1 of the Company Disclosure Letter. None of the Acquired Companies has any equity interest in, or any interest convertible into or exchangeable or exercisable for any equity interest in, any other entity, other than those set forth in Section 3.1 of the Company Disclosure Letter.

Section 3.2 Capital Stock.

(a) The authorized capital stock of the Company and the issued and outstanding capital stock of the Company as of the close of business on March 21, 2011 are set forth in Section 3.2(a) of the Company Disclosure Letter. Each of the outstanding shares of capital stock or other equity interests of the Company (i) is, and each share of capital stock that may be issued pursuant to any Company Stock Option, Company Warrant, Stock Appreciation Right, Restricted Stock Unit or other equity award will be (when issued in accordance with the terms thereof), duly authorized, validly issued, fully paid and nonassessable and (ii) were issued free of, and not in violation of, any preemptive rights. All shares and other equity interests of the Subsidiaries of the Company are owned by the Company or another wholly owned Subsidiary of the Company free and clear of all security interests, liens, claims, pledges, agreements, limitations in voting rights, charges, mortgages or other encumbrances (collectively, “Liens”) of any nature whatsoever, except for Permitted Liens.

(b) As of the close of business on March 21, 2011, there were (i) 105,911,293 Shares issued and outstanding (including 1,658,743 Restricted Shares) and (ii) no shares of preferred stock of the Company issued or outstanding and since the close of business on March 21, 2011 through the execution of this Agreement, no shares of capital stock have been issued other than

Shares issued pursuant to the exercise or, if applicable, vesting of Company Equity Awards that were outstanding as of the close of business on March 21, 2011 and validly exercised in accordance with their terms as of such date. Except as set forth in Section 3.2 of the Company Disclosure Letter, as of the date of this Agreement, (A) there are not outstanding or authorized (1) securities of any Acquired Company convertible into or exchangeable for shares of capital stock or voting securities of the Company or (2) any options, calls, warrants or rights convertible into or exchangeable or exercisable for capital stock or voting securities of the Company, (B) no Acquired Company has issued, sold or granted phantom stock or other contractual rights the value of which is determined in whole or in part by the value of any capital stock of the Company and, other than as set forth in Section 3.2(g) of the Company Disclosure Letter, there are no outstanding stock appreciation rights issued by any Acquired Company with respect to the capital stock of the Company (“Company Stock Equivalents”), (C) there are no outstanding bonds, debentures, notes or other indebtedness of any Acquired Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matter on which the stockholders or other equity holders of the Company may vote (“Company Voting Debt”). As of the date of this Agreement (1) there are no outstanding obligations of the Company to repurchase, redeem or otherwise acquire any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of any Acquired Company or to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any Subsidiary, (2) there are no voting trusts or other agreements or understandings to which any of the Acquired Companies or any of their respective officers and directors is a party with respect to the voting of capital stock of any Acquired Company and (3) there are no pre-emptive rights, anti-dilution rights or other rights, rights agreements, stockholder rights plans, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock, voting securities or securities of any Acquired Company.

(c) As of the close of business on March 21, 2011, 16,288,804 Shares were subject to issuance pursuant to outstanding Company Stock Options and no Company Stock Options have been issued or granted (and no additional Shares have become subject to any Company Stock Options) since the close of business on March 21, 2011 through the execution of this Agreement. Section 3.2(c) of the Company Disclosure Letter sets forth the weighted average exercise price of the Company Stock Options outstanding as of March 21, 2011 and the following information with respect to each Company Stock Option outstanding as of the date of this Agreement: (i) the Company Equity Plan pursuant to which such Company Stock Option was granted; (ii) the name of the holder of such Company Stock Option; (iii) the number of Shares subject to such Company Stock Option; (iv) the exercise price of such Company Stock Option; (v) the date on which such Company Stock Option was granted; (vi) the extent to which such Company Stock Option is vested and exercisable as of the date of this Agreement and the times and extent to which such Company Stock Option is scheduled to become vested and exercisable after the date of this Agreement; and (vii) the date on which such Company Stock Option expires. The exercise price of each Company Stock Option is equal to or greater than the fair market value of the Shares subject to such Company Stock Option (determined as of the date such Company Stock Option was granted). Each Company Stock Option intended to qualify as an “incentive stock option” under Section 422 of the Code, if any, so qualifies. Each Company Stock Option may, by its terms, be treated at the Effective Time as set forth in Section 2.1(d)(i) or Section 2.1(d)(ii), as applicable.

(d) As of the date hereof, 700,000 Shares are subject to issuance pursuant to Company Warrants. Section 3.2(d) of the Company Disclosure Letter sets forth the following information with respect to each Company Warrant outstanding as of the date of this Agreement: (i) the name of the holder of such Company Warrant; (ii) the number of Shares subject to such Company Warrant; (iii) the exercise price of such Company Warrant; (iv) the date on which such Company Warrant was granted; (v) the extent to which such Company Warrant is vested and exercisable as of the date of this Agreement and the times and extent to which such Company Warrant is scheduled to become vested and exercisable after the date of this Agreement; (vi) the date on which such Company Warrant expires; and (vii) the type and amount of consideration which the holder of such Company Warrant will be entitled to receive pursuant to the terms of such Company Warrant at the Effective Time. The exercise price of each Company Warrant is equal to or greater than the fair market value of the Shares subject to such Company Warrant (determined as of the date such Company Warrant was granted). The Company has complied in all respects with the terms of the Company Warrants. All outstanding Company Warrants have been granted pursuant to the warrant agreements identified on Section 3.2(d) of the Company Disclosure Letter, accurate and complete copies of which have been provided to Parent prior to the date hereof. Each outstanding Company Warrant may, by its terms, be treated at the Effective Time as set forth in Section 2.1(e).

(e) Section 3.2(e) of the Company Disclosure Letter sets forth the following information with respect to each Restricted Share outstanding as of the date of this Agreement: (i) the Company Equity Plan pursuant to which such Restricted Share was granted; (ii) the name of the holder of such Restricted Share; (iii) the number of Shares subject to such Restricted Share; (iv) the date on which such Restricted Share was granted; and (v) the dates on which such Restricted Share is scheduled to vest. Each outstanding Restricted Share may, by its terms, be treated at the Effective Time as set forth in Section 2.1(d)(iii).

(f) As of the close of business on March 21, 2011, there were 1,885,467 Shares subject to issuance pursuant to outstanding Restricted Stock Units and no Restricted Stock Units have been issued, awarded or granted (and no additional Shares have become subject to any Restricted Stock Units) since the close of business on March 21, 2011 through the execution of this Agreement. Section 3.2(f) of the Company Disclosure Letter sets forth the following information with respect to each Restricted Stock Unit outstanding as of the date of this Agreement: (i) the Company Equity Plan pursuant to which such Restricted Stock Unit was granted; (ii) the name of the holder of such Restricted Stock Unit; (iii) the date on which such Restricted Stock Unit was granted; (iv) the dates on which such Restricted Stock Unit is scheduled to vest; and (v) the number of Shares subject to such Restricted Stock Unit. Each outstanding Restricted Stock Unit may, by its terms, be treated at the Effective Time as set forth in Section 2.1(d)(iv).

(g) As of the close of business on March 21, 2011, there were 3,114,365 Shares subject to issuance pursuant to outstanding Stock Appreciation Rights and no Stock Appreciation Rights have been issued, awarded or granted (and no additional Shares have become subject to any Stock Appreciation Rights) since the close of business on March 21, 2011 through the execution of this Agreement. Section 3.2(g) of the Company Disclosure Letter sets forth the following information with respect to each Stock Appreciation Right outstanding as of the date of this Agreement: (i) the Company Equity Plan pursuant to which such Stock Appreciation

Right was granted; (ii) the name of the holder of such Stock Appreciation Right; (iii) the date on which such Stock Appreciation Right was granted; and (v) the number of Shares subject to such Stock Appreciation Right. Each outstanding Stock Appreciation Right may, by its terms, be treated at the Effective Time as set forth in Section 2.1(d)(v) or Section 2.1(d)(vi), as applicable.

(h) The Company has made available to Parent accurate and complete copies of all equity plans pursuant to which the Company has granted Company Stock Options, Restricted Shares, Restricted Stock Units or Stock Appreciation Rights and the forms of all award agreements evidencing such grants. There are no outstanding options or warrants to purchase Shares, restricted Shares or restricted stock units associated with Shares that were issued other than pursuant to any Company Equity Plan. All such options, warrants to purchase Shares, restricted Shares and restricted stock units associated with Shares as of the date hereof are set forth in Sections 3.2(c), (d), (e), (f) and (g) of the Company Disclosure Letter.

(i) Section 3.2(i) of the Company Disclosure Letter sets forth, as of the date of this Agreement, the principal amount and interest accrued on any indebtedness for borrowed money of the Company and its Subsidiaries (including any guarantee of any indebtedness of borrowed money of any Person). For the avoidance of doubt, “indebtedness for borrowed money” with respect to any Person shall only include the principal amount of money borrowed by such Person from a third party, plus interest accrued thereon, and, for the avoidance of doubt, shall not include (i) trade payables, capitalized lease obligations, or obligations issued or assumed as consideration for services or property, including without limitation inventory or (ii) indebtedness between any Person and any of its wholly-owned Subsidiaries or between wholly-owned Subsidiaries of such Person.

Section 3.3 Authority.

(a) The Company has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and, subject, in the case of the Merger, to the adoption of this Agreement by the holders of at least a majority of the outstanding stock of the Company entitled to vote thereon (the “Company Stockholder Approval”), to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company and no other corporate proceedings on the part of the Company are necessary to approve this Agreement or to consummate the transactions contemplated hereby, subject, in the case of the consummation of the Merger, to obtaining the Company Stockholder Approval and to the filing of the Certificate of Merger with the Secretary of State of the State of Delaware as required by the DGCL. This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Parent and Merger Sub, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms (except to the extent that enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or similar Laws affecting the enforcement of creditors’ rights generally or by general principles of equity). The Company Board, at a meeting duly called and held, has approved this Agreement and the transactions contemplated by this Agreement (including the Merger), which approval, to the extent applicable, constituted approval under the provisions of Section 203 of the DGCL, as a result of which this Agreement and the transactions contemplated by this Agreement (including the Merger), are not and will not be subject to the restrictions on business combinations under the provisions of Section 203 of the DGCL. The Company Stockholder Approval is the only vote of the holders of any class or series of capital stock or other securities of the Company required under applicable Law, Contract or otherwise to approve the transactions contemplated hereby.

(b) As of the date hereof, the Company Board, at a meeting duly called and held, has unanimously approved and declared advisable and in the best interests of the Company and its stockholders this Agreement and the transactions contemplated hereby (the “Company Determination”) and resolved to recommend that the Company’s stockholders adopt this Agreement and approve the Merger and the other transactions contemplated hereby in accordance with the provisions of the DGCL (the “Company Recommendation”), which resolutions, as of the date hereof, have not been rescinded, modified or withdrawn in any way except, if applicable, to the extent permitted by Section 5.3.

Section 3.4 No Conflict; Consents and Approvals.

(a) The execution, delivery and performance of this Agreement by the Company, and the consummation by the Company of the transactions contemplated hereby, do not and will not (i) conflict with or violate the Company Constituent Documents, (ii) assuming that all consents, approvals and authorizations contemplated by clauses (i) through (v) of subsection (b) below have been obtained and all filings described in such clauses have been made, conflict with or violate any statute, law, ordinance, rule, regulation, order, judgment or decree (collectively, “Law”) or any settlement, injunction or award of any Governmental Entity, in each case that is applicable to the Company or any of its Subsidiaries or by which any of their respective assets or properties are bound, (iii) except as set forth in Section 3.4 of the Company Disclosure Letter or as set forth in Section 3.13 of the Company Disclosure Letter, result in any breach or violation of, or constitute a default (or an event which with notice or lapse of time or both would become a default), or result in a right of payment or loss of a benefit under, or give rise to any right of termination, cancellation, amendment or acceleration of, any Contract (as defined in Section 3.17(c) hereof) to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or any of their respective assets or properties are bound, (iv) except as set forth in Section 3.13 of the Company Disclosure Letter, result in any breach or violation of any Company Plan (including any award agreement thereunder), or (v) result in the creation of any Lien upon any of the properties or assets of the Acquired Companies (or of Parent or any of its Subsidiaries following the Effective Time) except, in the case of clauses (ii), (iii), (iv) and (v), for any such conflict, breach, violation, default, loss, right or other occurrence that, individually and in the aggregate, have not had, and would not reasonably be expected to have, a Material Adverse Effect.

(b) The execution, delivery and performance of this Agreement by the Company, and the consummation by the Company of the transactions contemplated hereby, do not and will not require any consent, approval, order, license, authorization or permit of, action by, filing, registration or declaration with or notification to, any governmental or regulatory (including stock exchange) authority, agency, court, commission or other governmental body (each, a “Governmental Entity”), except for (i) such filings as required under applicable requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (and the rules and regulations promulgated thereunder) and under state securities and “blue sky” Laws, (ii) the filings required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”) and any filings required under the applicable requirements of antitrust or other competition Laws of jurisdictions other than the United States or investment Laws relating to foreign ownership (“Foreign Antitrust Laws”), (iii) such filings as are necessary to comply with the applicable requirements of the NASDAQ Global Market and the New York Stock Exchange, (iv) the filing with the Secretary of State of the State of Delaware of the Certificate of Merger as required by the DGCL and appropriate documents with the relevant authorities of other states or jurisdictions in which the Company or any of its Subsidiaries is qualified to do business and (v) such other consents, approvals, licenses, permits, orders, authorizations, registrations, declarations, notices and filings the absence of which, individually and in the aggregate, have not had, and would not reasonably be expected to have, a Material Adverse Effect.

Section 3.5 SEC Reports; Financial Statements.

(a) The Company has filed or furnished all forms, reports, statements, schedules, certifications and other documents (including all exhibits, amendments and supplements thereto) required to be filed or furnished by it with the United States Securities and Exchange Commission (the “SEC”) since December 31, 2007 (all such forms, reports, statements, schedules, certificates and other documents filed or furnished since December 31, 2007, collectively, the “Company SEC Documents”). As of their respective dates, or, if amended, as of the date of the last such amendment filed prior to the date hereof, each of the Company SEC Documents complied in all material respects with the applicable requirements of the Securities Act of 1933, as amended (the “Securities Act”), the Exchange Act and SOX (as defined in Section 3.5(d) hereof), and the applicable rules and regulations promulgated thereunder, as the case may be, each as in effect on the date so filed. Except to the extent that information in any Company SEC Document has been revised or superseded by a Company SEC Document filed prior to the date hereof, none of the Company SEC Documents contained, at the time of filing, any untrue statement of a material fact or omits to state a material fact required to be stated or incorporated by reference therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. No Subsidiary of the Company is subject to the periodic reporting requirements of the Exchange Act or is or has been otherwise required to file any form, report, statement, schedule, certificate or other document with the SEC, any foreign Governmental Entity that performs a similar function to that of the SEC or any securities exchange or quotation system.

(b) The audited consolidated financial statements of the Company (including any related notes thereto) that are included in the Company SEC Documents (i) comply as to form in all material respects with the published rules and regulations of the SEC applicable thereto, (ii) have been prepared in accordance with United States generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto) and (iii) fairly present in all material respects the consolidated financial position of the Company and its Subsidiaries at the respective dates thereof and the consolidated results of their operations and cash flows for the periods indicated.

(c) The Company (i) maintains “disclosure controls and procedures” and “internal control over financial reporting” (as such terms are defined in paragraphs (e) and (f),

respectively, of Rule 13a-15 under the Exchange Act) as required by Rule 13a-15 under the Exchange Act, and (ii) has disclosed, based on its most recent evaluation, to the Company’s outside auditors and the audit committee of the Company Board (A) any significant deficiencies and material weaknesses in the design or operation of such internal controls over financial reporting that are reasonably likely to adversely affect in any material respect the Company’s ability to record, process, summarize and report financial information and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls over financial reporting. The Company’s “disclosure controls and procedures” are reasonably designed to ensure that all material information (both financial and non-financial) required to be disclosed by the Company in the reports that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such information is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications of the Chief Executive Officer and Chief Accounting Officer of the Company required under the Exchange Act and SOX with respect to such reports. The Company’s management has completed an assessment of the effectiveness of the Company’s internal control over financial reporting in compliance with the requirements of Section 404 of SOX for the fiscal year ended January 2, 2010, and such assessment concluded that such controls were effective. The Company’s system of “internal controls over financial reporting” (as defined in Rule 13a-15(f) under the Exchange Act) is reasonably sufficient in all material respects to provide reasonable assurance (1) that transactions are recorded as necessary to permit preparation of financial statements in conformity GAAP, (2) that receipts and expenditures are executed in accordance with the authorization of management, and (3) regarding prevention or timely detection of the unauthorized acquisition, use or disposition of the Company’s assets that would have a material effect on the Company’s financial statements. No significant deficiency, material weakness or fraud, whether or not material, that involves management or other employees was identified in management’s assessment of internal controls for the fiscal year ended January 2, 2011 (nor has any such deficiency, weakness or fraud been identified after that date).

(d) The then-acting Chief Executive Officer and the Chief Accounting Officer of the Company have signed, and the Company has furnished to the SEC, all certifications required by Rule 13a-14 or 15d-14 under the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act of 2002 (“SOX”) and the statements contained in such certifications are accurate; such certifications contain no qualifications or exceptions to the matters certified therein and have not been modified or withdrawn; and neither the Company nor any of its officers has received notice from any Governmental Entity questioning or challenging the accuracy, completeness, form or manner of filing or submission of such certifications.

(e) Since December 31, 2007, (i) neither the Company nor any of its Subsidiaries nor, to the knowledge of the Company, any director, officer, employee, auditor, accountant or representative of the Company or any of its Subsidiaries has received any material complaint, allegation, assertion or claim, whether written or oral, regarding any material weaknesses in the accounting or auditing practices, procedures, methodologies or methods of the Company or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that the Company or any of its Subsidiaries has engaged in illegal accounting or auditing practices and (ii) no attorney representing the Company or any of its Subsidiaries, whether or not employed by the Company or any of its Subsidiaries, has reported to any director or officer of the Company any evidence of a material violation of securities Laws, breach of fiduciary duty or similar violation by the Company or any of its officers, directors, employees or agents to the Company Board or any committee thereof or to any director or officer of the Company.

Section 3.6 No Undisclosed Liabilities. Except as set forth in Section 3.6 of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries has any liabilities or obligations of any nature, whether or not accrued, contingent or otherwise, except for liabilities and obligations (a) reflected or reserved against in the Company’s consolidated balance sheet as at January 2, 2011 (or the notes thereto) included in the Company SEC Documents filed prior to the date hereof, (b) incurred in the ordinary course of business since January 2, 2011 consistent with past practice, (c) incurred pursuant to the transactions contemplated by this Agreement or (d) that, individually and in the aggregate, have not had, and would not reasonably be expected to have, a Material Adverse Effect.

Section 3.7 Proxy Statement; Company Information. The information relating to the Company and its Subsidiaries to be contained in the Proxy Statement and any other documents filed with the SEC in connection herewith, will not, on the date the Proxy Statement is first mailed to holders of Shares, contain any untrue statement of any material fact, or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not false or misleading at the time and in light of the circumstances under which such statement is made, except that no representation or warranty is made by the Company with respect to the information supplied by Parent, Merger Sub or any of their Representatives for inclusion therein.

Section 3.8 Absence of Certain Changes or Events. Since January 2, 2011 (a) through the date of this Agreement the businesses of the Company and its Subsidiaries have been conducted in the ordinary course of business consistent with past practice, (b) there has not been any event, development, change or state of circumstances that, individually or in the aggregate, has had, or would reasonably be expected to have, a Material Adverse Effect, and (c) through to the date hereof, there has not been any action or failure to act by the Company or any of its Subsidiaries that, if occurred after the date hereof, would have resulted in a material breach of Section 5.1 (other than clauses (iii), (viii), (xi) (xvi), or (xvii) of Section 5.1(b)).

Section 3.9 Litigation.

(a) Except as individually and in the aggregate has not had and would not reasonably be expected to have a Material Adverse Effect, (i) there is no suit, claim, action, proceeding, arbitration, mediation, conciliation, consent decree, audit, or investigation (each, an “Action”) pending or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries or any of their respective officers, directors, representatives or properties, that is material to the Company and its Subsidiaries, taken as a whole and (ii) neither the Company nor any of its Subsidiaries nor any of their respective officers, directors, representatives (in their capacity as such) or properties is or are subject to any material judgment, order, injunction, ruling or decree of any Governmental Entity.

(b) There is no Action pending or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries or, to the knowledge of the Company, that would, individually or in the aggregate, reasonably be expected to prevent or materially impair or delay the consummation of the transactions contemplated by this Agreement.

Section 3.10 Compliance with Laws.

(a) Except as set forth in Section 3.10 of the Company Disclosure Letter, the Company and each of its Subsidiaries are in, and at all times since December 31, 2007 have been in, compliance with all Laws applicable to them or by which any of their respective properties are bound, except where any non-compliance, individually and in the aggregate, has not had, and would not reasonably be expected to have, a Material Adverse Effect.

(b) Except with respect to Environmental Laws (which are the subject of Section 3.15), the Company and its Subsidiaries have in effect all permits, licenses, grants, easements, clearances, variances, exceptions, consents, certificates, exemptions, registrations, authorizations, franchises, orders and approvals of all Governmental Entities (collectively, “Permits”) necessary for them to own, lease, operate or use their properties and to carry on their businesses as now conducted, except for any Permits the absence of which, individually or in the aggregate, has not had, and would not reasonably be expected to have, a Material Adverse Effect. All Permits of the Company and its Subsidiaries are in full force and effect, except where the failure to be in full force and effect, individually or in the aggregate, has not had, and would not reasonably be expected to have, a Material Adverse Effect.

(c) Except as set forth in Section 3.10 of the Company Disclosure Letter and with respect to Environmental Laws (which are the subject of Section 3.15), since December 31, 2007, neither the Company nor any of its Subsidiaries has received any written notice or other written communication (or, to the knowledge of the Company, any oral communication) from any Governmental Entity of competent jurisdiction regarding any actual or threatened revocation, withdrawal, suspension, cancellation, termination, deficiency, fine, penalty, sanction, dispute or modification with respect to any Permit the loss of which, individually or in the aggregate, has had, and would reasonably expected to have, a Material Adverse Effect.

(d) To the knowledge of the Company, the Company and its Subsidiaries are not currently, nor have they been since December 31, 2007, under investigation by the Department of Justice (the “DOJ”), the Office of the Inspector General of the U.S. Department of Health and Human Services, the Occupational Safety & Health Administration, the U.S. Food and Drug Administration or any state Attorney General for promotional or other fraud and abuse or related issues. To the knowledge of the Company, no Person has filed, or has threatened to file, against the Company or any of its Subsidiaries a material claim or action relating to any of the Company’s or its Subsidiaries’ respective assets or businesses under any foreign, federal or state whistleblower statute, including under the False Claims Act (31 U.S.C. § 3729 et seq.).

(e) To the knowledge of the Company, the Company and its Subsidiaries have at all times since December 31, 2007, complied in a timely manner in all material respects with the Foreign Corrupt Practices Act of 1977 (15 U.S.C. §§ 78dd-1 et seq.) and any other Laws regarding the use of funds for political activity or commercial bribery. To the knowledge of the

Company, since December 31, 2007, there are no situations with respect to the business of the Company or any of its Subsidiaries which involved or involves (i) the use of any corporate funds for unlawful contributions, gifts, entertainment or other unlawful expenses related to political activity; (ii) the making of any direct or indirect unlawful payments to government officials or others from corporate funds or the establishment or maintenance of any unlawful or unrecorded funds; or (iii) the offer or receipt of any illegal discounts, rebates or kick-backs in violation of the Public Contracts Anti-Kickback Act, 41 U.S.C. § 51, et seq., the federal statutes relating to health care fraud and abuse and kickbacks, including 42 U.S.C. § 1320a-7b, 42 U.S.C. §1320a-7a, 42 U.S.C. § 1395nn or related or similar statutes pertaining to any other federal health care program (as such term is defined in 42 U.S.C. §1320a-7b(f)).

Section 3.11 HIPAA. Except for any such non-compliance that, individually and in the aggregate, has not had, and would not reasonably be expected to have, a Material Adverse Effect, the Company and each of its Subsidiaries are in, and at all times since December 31, 2007 have been in, compliance with and have implemented all such measures required for the Company and each of its Subsidiaries to comply with its obligations as a Covered Entity for its “Health Plan” and as a “Business Associate” as agreed upon with any “Covered Entity” (as such capitalized terms are defined in the Health Insurance Portability and Accountability Act of 1996 (“HIPAA”) and the regulations promulgated thereunder), including without limitation, the privacy and security regulations (45 C.F.R. 160 and 164) and the transaction and code set regulations (45 C.F.R. 162) promulgated under HIPAA. The Company is not a Covered Entity other than for its “Health Plan.” With respect to any data privacy or security requirements, including any contractual privacy and security commitments for “Protected Health Information” (as that term is defined in the HIPAA privacy and security regulations, as modified by the Health Information Technology for Economic and Clinical Health Act, or the “HITECH Act,” and any regulations issued thereunder) (collectively, the “HIPAA Commitments”), or any other privacy or security requirements imposed by federal or state law on the data held, used or disclosed by the Company or any of its Affiliates, whether arising as an obligation of the Company or any of its Affiliates or obligations imposed on the Company or any of its Affiliates by any of their customers or by operation of Law (collectively, the “Additional Privacy Requirements”), (i) the Company and each of its Subsidiaries is in material compliance with the HIPAA Commitments and the Additional Privacy Requirements; (ii) the transactions contemplated by this Agreement will not violate any of the HIPAA Commitments or the Additional Privacy Requirements; and (iii) neither the Company nor any of its Subsidiaries has received any inquiry from the U.S. Department of Health and Human Services or any other Governmental Entity regarding the Company’s compliance with the HIPAA Commitments or the Additional Privacy Requirements. The Company and each of its Subsidiaries have undertaken all legally required surveys, audits, inventories, reviews, analyses, or assessments (including any necessary risk assessments) on all areas required for material compliance under all HIPAA Commitments and the Additional Privacy Requirements.

Section 3.12 Compliance with Healthcare Laws and Regulations.

(a) Without limiting the generality of any other representation or warranty made by the Company herein, except as individually and in the aggregate has not had, and would not reasonably be expected to have, a Material Adverse Effect, the Company and each of its Subsidiaries is conducting and has since December 31, 2007 conducted its business and operations in compliance with, and neither the Company nor any of its Subsidiaries, nor any of their respective officers, directors or employees has engaged in any activities that would constitute a violation of applicable Law of any federal, state, local or foreign Governmental Entity with respect to regulatory matters relating to the provision, administration, and/or payment for healthcare products or services (collectively, “Healthcare Laws”), including, to the extent applicable: (i) any state licensure, credentialing, or certification requirement, including those limiting the scope of activities of persons acting without such license, credential, or certification, (ii) any billing, coding, coverage or reimbursement rules and regulations applicable to the services provided by the Company or any of its Subsidiaries, (iii) any rules and regulations imposed on the claims made or promotional or marketing efforts undertaken in connection with the services provided by the Company or any of its Subsidiaries, including any such rules and regulations applicable to the advertising of such services, (iv) rules and regulations governing the operation and administration of Medicare, Medicaid or other federal health care programs, (v) ERISA and the rules and regulations promulgated thereunder, (vi) 42 U.S.C. § 1320a-7(b), commonly referred to as the “Federal Anti-Kickback Statute,” or any state anti-kickback prohibition, (vii) the HIPAA all-plan health care fraud prohibition, (viii) 42 U.S.C. § 1395nn, commonly referred to as the “Stark Law,” or any state law affecting self-referrals, (ix) 31 U.S.C. §§ 3729-33, commonly referred to as the “False Claims Act”, or any state law false claims prohibition, (x) any state law provisions prohibiting insurance fraud, (xi) any state unfair and deceptive trade acts and (xii) and rules and regulations of the U.S. Food and Drug Administration.

(b)(i) Since December 31, 2007, except as individually and in the aggregate has not had and would not reasonably be expected to have a Material Adverse Effect, (i) neither the Company nor any of its Subsidiaries has received any written notice or communication from any Governmental Entity alleging material noncompliance with any Healthcare Laws; (ii) there is no civil, criminal or administrative action, suit, demand, claim, complaint, hearing, investigation, notice, demand letter, warning letter, proceeding or request for information related to noncompliance with, or otherwise involving, any Healthcare Laws pending against the Company or any of its Subsidiaries; (iii) neither the Company nor any of its Subsidiaries has any liability (whether actual or contingent) for failure to comply with any Healthcare Laws; (iv) there has not been any violation of any Healthcare Laws by the Company or any of its Subsidiaries in its submissions or reports to any Governmental Entity that would reasonably be expected to require investigation, corrective action or enforcement action; (v) neither the Company nor any of its Subsidiaries has been debarred or excluded from participation in Medicare, Medicaid or any other federal or state healthcare program; and (vi) the Company and each of its Subsidiaries has maintained all records required under any Healthcare Laws.

Section 3.13 Benefit Plans.

(a) Section 3.13(a) of the Company Disclosure Letter sets forth a complete and accurate list of each material Company Plan as of the date hereof. For purposes of this Agreement, “Company Plan” means any “employee benefit plan” (within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), including any “multiemployer plan” (within the meaning of ERISA Section 3(37)), and any stock purchase, stock option, severance, change-in-control, fringe benefit, bonus, incentive, deferred compensation, employment or other material employee benefit plan, agreement, program, policy or other arrangement, whether or not subject to ERISA (including any funding mechanism therefor now in effect or required in the future as a result of the transactions contemplated by this Agreement or otherwise), whether formal or informal, written, legally binding or not, and whether or not terminated, under which any current or former employee, director or independent contractor of the Company or any of its ERISA Affiliates has any present or future right to material benefits or the Company or any of its ERISA Affiliates has any current or future potential material liability to or on behalf of any current or former employee, officer, director or independent contractor of the Company or any of its ERISA Affiliates (including an obligation to make contributions). With respect to each Company Plan listed on Section 3.13(a) of the Company Disclosure Letter, the Company has furnished or made available to Parent a current, accurate and complete copy thereof and, to the extent applicable: (i) all current plan documents, including all amendments, (ii) all related trust agreements or other funding instruments, insurance contracts and administrative contracts, (iii) the most recent determination letter issued by the U.S. Internal Revenue Service (the “IRS”) with respect to such plan, (iv) the current summary plan description and other equivalent written communications by the Company or any of its ERISA Affiliates to their respective employees concerning the extent of the benefits provided under each Company Plan, (v) audited financial reports and Forms 5500 (including all schedules thereto) if any are required under ERISA or the Code, as filed, for the three most recent plan years available, (vi) all material correspondence with any Governmental Entity relating to any Action or potential Action and (vii) any discrimination tests performed during the last three plan years.

(b) With respect to the Company Plans:

(i) except as set forth in Section 3.13(b) of the Company Disclosure Letter, each Company Plan has been established and administered in all material respects in accordance with its terms and in material compliance with applicable Laws, including ERISA and the Code, including all filing and disclosure requirements imposed on it with respect to such Company Plans, and no non-exempt prohibited transaction, as described in Section 406 of ERISA or Section 4975 of the Code, or accumulated funding deficiency, as defined in Section 302 of ERISA or Section 412 of the Code, has occurred with respect to any Company Plan which, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect. Except as has not and would not reasonably be expected to have a Material Adverse Effect, all contributions required to be made under the terms of any Company Plan and any applicable Laws have been timely made and all obligations in respect of each Company Plan as of the date hereof have been accrued and reflected in the Company’s financial statements to the extent required by GAAP, consistently applied;

(ii) each Company Plan intended to be qualified under Section 401(a) of the Code has received or has pending an application for a favorable determination, advisory and/or opinion letter, as applicable, from the IRS that it is so qualified and nothing has occurred and, to the knowledge of the Company, no fact or circumstance exists that would reasonably be expected to cause any such Company Plan to not be so qualified where such occurrence, fact or circumstance, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect;

(iii) there is no Action (including any investigation, audit or other administrative proceeding) by the Department of Labor, the Pension Benefit Guaranty Corporation, the IRS or any other Governmental Entity or by any plan participant or beneficiary pending, or to the knowledge of the Company, threatened, relating to the Company Plans, any fiduciaries thereof with respect to their duties to the Company Plans, or to the assets of any of the trusts under any of the Company Plans (other than routine claims for benefits), nor, to the knowledge of the Company, are there facts or circumstances that exist that would reasonably be expected to give rise to any such Actions;

(iv) each Company Plan which is a nonqualified deferred compensation plan within the meaning of, and subject to, Section 409A of the Code has been at all times administered, operated and maintained in all respects in accordance with its terms and according to the requirements of Section 409A of the Code and the regulations promulgated thereunder, except for any failure that, individually or in the aggregate, has not and would not reasonably be expected to result in a Material Adverse Effect to the Company or any of its Subsidiaries; no Person is entitled to receive any additional payment from the Company or any of its Subsidiaries as a result of the imposition of a Tax under Section 409A of the Code; and

(v) each Company Plan subject to the Laws of any jurisdiction outside of the United States (A) has been maintained and operated in all material respects in accordance with all applicable requirements of such Laws, (B) if intended to qualify for special Tax treatment, has met all requirements for such treatment as of the date hereof, and (C) if intended to be funded and/or book-reserved, is fully funded and/or book-reserved, as appropriate, based upon reasonable actuarial assumptions, and the Company and its Subsidiaries have complied in all material respects with all their respective obligations under such non-United States Law. Except as set forth in Section 3.13(b) of the Company Disclosure Letter, the execution of this Agreement and performance of the transactions contemplated by this Agreement will not (either alone or upon the occurrence of any additional or subsequent events) result in the requirement, by any trustee or Governmental Entity or representative, that the Company or any of its Subsidiaries make any additional material contributions to any such Company Plans other than those contributions required to be made in the normal course.

(c) No Company Plan is subject to Title IV of ERISA, and neither the Company nor any of its ERISA Affiliates has any liability of any kind whatsoever, whether direct, indirect, contingent or otherwise, under Section 412 of the Code or Title IV of ERISA. Neither the Company, any of its Subsidiaries, nor any of its current or former ERISA Affiliates has, at any time during the last six (6) years, contributed to or been obligated to contribute to any “multiemployer plan,” as defined in Section 3(37) of ERISA, or any employee benefit plan, program or arrangement that is subject to Title IV of ERISA, Section 302 of ERISA or Section 412 of the Code, a multiple employer plan subject to Section 4063 or 4064 of ERISA, or a multiple employer welfare benefit arrangement (as defined in Section 3(40(A) of ERISA).

(d) Neither the Company nor any of its ERISA Affiliates has any obligations for post-employment health benefits or life insurance coverage for any of their respective retired, former or current employees, except as required by Law.

(e) With respect to Company Plans and other employee benefit plans sponsored or maintained by the Company or its ERISA Affiliates, neither the Company nor any of its ERISA Affiliates has any material liability of any kind whatsoever, whether known or unknown, direct, indirect, contingent or otherwise, (i) on account of any violation of the health care requirements of Part 6 or 7 of Subtitle B of Title I of ERISA or Section 4980B or 4980D of the Code, or (ii) under Section 502(i) or 502(l) of ERISA.

(f) Except as specifically provided herein or set forth in Section 3.13(f) of the Company Disclosure Letter, the Merger and the other transactions contemplated hereby will not, either alone or together with any other event, (i) entitle any current or former employee, director, or independent contractor of the Company or any of its Subsidiaries to severance pay, or (ii) accelerate the time of payment or vesting, or trigger any payment or funding (whether through a grantor trust or otherwise) of compensation or benefits under, or increase the amount allocable or payable or trigger any other material obligation pursuant to, any Company Plan.

(g) Except as set forth in Section 3.13(g) of the Company Disclosure Letter, there is no contract, plan or arrangement (written or otherwise) covering any current or former employee of the Company or any of its Subsidiaries or any other Person that, individually or in the aggregate, could, as a result of the consummation of the transactions contemplated hereby (either alone or in connection with any other event), give rise to the payment of any amount that will not be deductible by the Company or any of its Subsidiaries under Section 280G of the Code and no Person is entitled to receive any additional payment as a result of the imposition of any excise tax under Section 4999 of the Code.

Section 3.14 Labor Matters.

(a) Except as set forth in Section 3.14(a) of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries is a party to, or is bound by, any collective bargaining agreement with any labor union or labor organization, or any other agreement regarding the rates of pay or working conditions of any employees, and has not been a party to or bound by any such agreement within the last three years. Neither the Company nor any of its Subsidiaries is obligated under any agreement to bargain with any labor organization, representative, or union. During the last three years, there has been no strike, picketing, work stoppage or lockout, known organizational activity, or, to the knowledge of the Company, threat thereof, by or with respect to any employees of the Company or any of its Subsidiaries. Except as set forth in Section 3.14(a) of the Company Disclosure Letter, the Company and each of its Subsidiaries (i) has complied in all material respects with all applicable legal, administrative and regulatory requirements relating to wages, hours, immigration, discrimination in employment and collective bargaining as well as the Workers Adjustment and Retraining Notification Act (“WARN”) and comparable state and federal Laws, whether domestic or international, and, other than payments due to be made in the ordinary course of business, (ii) are not liable for any material arrears of wages or any taxes and (iii) are not liable for any penalties for failure to comply with any of the foregoing, except, in each case, as individually and in the aggregate has not and would not reasonably be expected to result in a Material Adverse Effect. Further, there are no material unfair labor practice charges, grievances, complaints or investigations pending or, to the knowledge of the Company, threatened by or on behalf of any employee or group of employees of the Company or any of its Subsidiaries, including any complaints alleging violations of state or federal Laws, whether domestic or international, including but not limited to Wage and Hour, immigration, discrimination in employment, safety, Office of Federal Contract Compliance, Occupational Safety and Health Administration, Department of Labor, Fair Labor Standards, and federal WARN Act or its related state or international laws or regulations.

(b) Section 3.14(b) of the Company Disclosure Letter references the folder in the online dataroom maintained by the Company in connection with the transactions contemplated by this Agreement, and to which Parent has been given access, that contains a true and complete list of all the employees of the Company and its Subsidiaries as of the date hereof, including, with respect to each such employee, his or her position, date of hire, location, annual salary or base compensation, bonus opportunity, status as full-time or part-time, and status as active or inactive.

Section 3.15 Environmental Matters.

(a) Except, individually or in the aggregate, as has not had, and would not reasonably be expected to have, a Material Adverse Effect, and except as set forth in Section 3.15 of the Company Disclosure Letter and the documents referenced therein: (i) the Company and each of its Subsidiaries are in compliance with all applicable Environmental Laws, and possess and are in compliance with all applicable Environmental Permits (as defined in Section 3.15(b)(ii) hereof) required under such Environmental Laws to operate as they currently operate; (ii) to the knowledge of the Company, there are no Materials of Environmental Concern (as defined in Section 3.15(b)(iii) hereof) at any property owned or operated by the Company or any of its Subsidiaries, except under circumstances that are not reasonably likely to result in liability of the Company or any of its Subsidiaries under any applicable Environmental Laws; (iii) neither the Company nor any of its Subsidiaries has received any written notification alleging that it is liable for, or request for information pursuant to Section 104(e) of the Comprehensive Environmental Response, Compensation and Liability Act or similar state statute concerning, any release or threatened release of Materials of Environmental Concern at any location; and (iv) neither the Company nor any of its Subsidiaries has received any written claim or complaint, or is currently subject to any proceeding, relating to noncompliance with Environmental Laws or any other liabilities pursuant to Environmental Laws, and to the knowledge of the Company, no such matter has been threatened in writing.

(b) For purposes of this Agreement, the following terms shall have the meanings assigned below:

(i) “Environmental Laws” means all foreign, federal, state or local statutes, regulations, ordinances, codes or decrees protecting the quality of the ambient air, soil, surface water or groundwater, or indoor air, in effect as of the date of this Agreement and any common law related to such;

(ii) “Environmental Permits” means all permits, licenses, registrations and other authorizations currently required under applicable Environmental Laws; and

(iii) “Materials of Environmental Concern” means any pollutant, contaminant, hazardous, acutely hazardous, or toxic substance or waste defined and regulated as such under applicable Environmental Laws, including the federal Comprehensive Environmental Response, Compensation and Liability Act or the federal Resource Conservation and Recovery Act, other than janitorial and office supplies in quantities required for the ordinary conduct of business.

Section 3.16 Taxes.

(a) Except as set forth in Section 3.16(a) of the Company Disclosure Letter, all material Tax Returns (as defined in Section 3.16(p)(ii) hereof) required by applicable Law to be filed by or on behalf of the Company or any of its Subsidiaries have been timely filed in accordance with all applicable Laws (after giving effect to any properly obtained extensions of time in which to make such filings), and, in all material respects, such Tax Returns are true, correct and complete and disclose all Taxes required to be paid by the Company and each of its Subsidiaries for the periods covered thereby. All Taxes shown to be due on such Tax Returns have been timely paid, and true, correct and complete copies of all such Tax Returns of the Company and each of its Subsidiaries for taxable periods ended on or after December 28, 2008 have been made available to Parent.

(b) Neither the Company nor any of its Subsidiaries is delinquent in the payment of any material Taxes.

(c) No Liens for Taxes exist with respect to any assets or properties of the Company or any of its Subsidiaries other than Permitted Liens.

(d) Except as set forth in Section 3.16(d) of the Company Disclosure Letter, the Tax Returns referred to in Section 3.16(a) have been examined by the appropriate Governmental Entity or the period for assessment of the Taxes in respect of which such Tax Returns were required to be filed has expired.

(e) All Taxes that the Company or any of its Subsidiaries are required by Law to withhold or collect for payment have been duly withheld and collected, and have been paid to the appropriate Governmental Entity.

(f) Neither the Company nor any of its Subsidiaries has received any written notice from any jurisdiction in which Tax Returns are not presently being filed claiming that the Company or any Subsidiary has nexus or is otherwise subject to Tax in such jurisdiction.

(g) Neither the Company nor any of its Subsidiaries has any liability for Taxes of any other Person pursuant to Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Law), pursuant to any Tax allocation, Tax sharing or Tax indemnity agreement, as a transferee or successor or otherwise.

(h) Except as set forth in Section 3.16(h) of the Company Disclosure Letter, there is no Action pending or threatened in writing against or with respect to the Company or any of its Subsidiaries with respect to any Taxes, and all deficiencies asserted or assessments made as a result of any such Action have been paid in full.

(i) Neither the Company nor any of its Subsidiaries (i) is currently the beneficiary of any extension of time within which to file any Tax Returns or (ii) has waived in writing, or agreed in writing to extend, any statute of limitations in respect of Taxes.

(j) Neither the Company nor any of its Subsidiaries will be required to include any amount in taxable income, or exclude any item of deduction or loss in computing taxable income for any period (or portion thereof) ending after the Closing Date as a result of any change in method of accounting, “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign Tax Law), deferred intercompany gain or excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign Tax Law), installment sale or open transaction disposition made on or prior to the Closing Date, prepaid amount received on or prior to the Closing Date or deferred under Section 108(i) of the Code (or any corresponding or similar provision of state, local or foreign Tax Law).

(k) Neither the Company nor any of its Subsidiaries has been a member of any group of corporations filing Tax Returns on a consolidated, combined, unitary or similar basis other than each such group of which it is currently a member.

(l) No transaction contemplated by this Agreement is subject to withholding under Section 1445 of the Code (relating to “FIRPTA”).

(m) Neither the Company nor any of its Subsidiaries has participated in any “reportable transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(1) (or any similar provision of state, local or foreign Law).

(n) Neither the Company nor any of its Subsidiaries has been a “distributing corporation” or a “controlled corporation” in a transaction intended to qualify under Section 355 of the Code during the period beginning two (2) years before the date hereof or otherwise that could be treated as part of a plan (or series of related transactions) pursuant to which the transactions contemplated by this Agreement are a part.

(o) As of January 2, 2011, the consolidated federal income Tax net operating loss carry-forwards of the affiliated group (within the meaning of Section 1504 of the Code) of which the Company is the common parent were not less than $600 million. Such net operating loss carry-forwards will expire beginning in 2018. For purposes of this Section 3.16, no representation is made with respect to any limitation under Section 382 of the Code (or any similar provision of state Law) on the use of any consolidated federal or state income Tax net operating losses or Tax credits.

(p) As used in this Agreement:

(i) “Tax” (and, with correlative meaning, “Taxes”) means (i) any federal, state, provincial, local or foreign taxes of whatever kind or nature (together with all interest, penalties and additions imposed with respect to such amounts) imposed by a Governmental Entity including taxes on or with respect to income, franchises, windfall or other profits, gross receipts, business, occupation, escheat, property, production, sales, use, transfer, stamp, documentary, recording, license, environmental, capital stock, payroll, employment, unemployment, social security, workers’ compensation, margin or net worth, and taxes in the nature of excise, withholding, ad valorem or value added taxes and (ii) any liability of the Company or any of its Subsidiaries for the payment of amounts with respect to payments of a type described in clause (i) as a result of being (or having been) a member of an affiliated, consolidated, combined or unitary group, as a result of any obligation under any Tax allocation, Tax sharing or Tax indemnity agreement, or as a result of being a transferee or successor.

(ii) “Tax Returns” means any foreign or domestic (whether national, federal, state, provincial, local or otherwise) return, declaration, statement, report, schedule, form or information return relating to Taxes, including, without limitation, any amended Tax return, declaration of estimated Tax or claim for refund.

Section 3.17 Contracts.

(a) Section 3.17(a) of the Company Disclosure Letter sets forth a true and complete list of the Contracts between the Company or any of its Subsidiaries and each of (i) the five (5) largest strategic alliance partners of the Company and its Subsidiaries on the basis of total revenue for the year ended January 2, 2011 (such strategic alliance partners, the “Strategic Alliance Partners” and such Contracts, the “Strategic Alliance Partner Contracts”), and (ii) the twelve (12) largest over-the-counter inventory suppliers and the four (4) largest vision inventory suppliers of the Company and its Subsidiaries, taken as a whole, on the basis of total expenditures for the year ended January 2, 2011 (collectively, the “Material Suppliers” and such contracts, the “Supplier Contracts”).

(b) Except as set forth in Section 3.17(b) of the Company Disclosure Letter, and except for this Agreement, as of the date hereof, neither the Company nor any of its Subsidiaries is a party to or is bound by any Contract:

(i) that would be required to be filed by the Company as a “material contract” pursuant to Item 601(b)(10) of Regulation S K under the Securities Act;

(ii) that (A) purports to limit in any material respect either the type of business or the geographic area in which the Company or any Affiliates of the Company (including, in accordance with the terms of the Contracts in effect on the date hereof, Parent or any of its Subsidiaries after the Effective Time) may engage in business, (B) would require the disposition of any material assets or material line of business of the Company or any of its Subsidiaries (or, in accordance with the terms of the contracts on the date hereof, Parent or any of its Subsidiaries (other than the Company and its Subsidiaries) after the Effective Time) as a result of the consummation of the transactions contemplated by this Agreement, (C) is a Contract that grants a third party “most favored nation” status or purports to require the Company or any of its Affiliates (including, in accordance with the terms of the Contracts in effect on the date hereof, Parent or any of its Subsidiaries after the Effective Time) to offer a third party the same or better price for a product or service if the Company or such Affiliate offers a lower price for the same product or service to another third party or (D) contains any “exclusivity” provision for the benefit of a third party or otherwise purports to prohibit or limit, in any material respect, the right of the Company or any of its Affiliates (including, in accordance with the terms of the Contracts in effect on the date hereof, Parent or any of its Subsidiaries after the Effective Time) to make, sell, market, advertise or distribute any products or services or use, transfer, license, distribute or enforce any Company-Owned IP;

(iii) under which any Acquired Company has created, incurred, assumed or guaranteed indebtedness for borrowed money (as defined in Section 3.2(i)) in excess of $25,000 in the aggregate (or under which any of them can create, incur, assume or guarantee indebtedness for borrowed money in excess of $7,500 in any fiscal quarter) (it being understood that, for the avoidance of doubt, trade payables do not constitute indebtedness for borrowed money) (except for such indebtedness between the Acquired Companies or guaranties by any Acquired Company of indebtedness of any Acquired Company);

(iv) relating to the formation, creation, operation, management or control of any joint venture or partnership (in each case, created under applicable Laws) that is material to the Company and its Subsidiaries, taken as a whole;

(v) under which the Company or any of its Subsidiaries made or received payments of more than $200,000 during the fiscal year ended January 2, 2011 or reasonably expects to make or receive payments of more than $200,000 for the fiscal year ending January 3, 2012 and, in either case is not terminable upon notice of 60 days or less without penalty;

(vi) that provides for the Company to guarantee to a third Person any minimum volume of Internet traffic or any minimum number of website hits;

(vii) with any of the Persons identified on Schedule 3.17(b)(vii) under which the Company or any of its Subsidiaries have material rights or obligations (other than customary Non-Disclosure Agreements); or

(viii) to which any holder of more than five percent (5%) of the capital stock or other securities of the Company is a party, other than Contracts related to the granting, vesting, exercise, issuance or delivery of equity-based awards under the Company Equity Plans and Contracts that are Company Plans (each such Contract as described in this Section 3.17(b) or required to be listed in Section 3.17(a) or Section 3.17(b) of the Company Disclosure Letter, a “Material Contract”).

(c) True and complete copies of all Material Contracts of the Company and its Subsidiaries have been made available to Parent. For purposes of this Agreement, “Contract” means any note, bond, mortgage, indenture, contract, agreement, lease or other instrument or obligation (whether written or oral), together with all amendments thereto. Each Material Contract is valid and binding on the Company and each of its Subsidiaries that is a party thereto and, to the knowledge of the Company, any other party thereto, and is in full force and effect, except in each case for such failures to be valid and binding or to be in full force and effect that, individually or in the aggregate, have not had, and would not reasonably be expected to have, a Material Adverse Effect. Except as required by this Agreement, the Company has not terminated, waived, amended, released or modified in any respect any provision of any standstill or similar agreement to which it is currently or has, within the 12 months immediately preceding the date hereof, been a party. Except, individually or in the aggregate, as has not had, and would not reasonably be expected to have, a Material Adverse Effect, and except as set forth in

Section 3.17(c) of the Company Disclosure Letter, (i) there is no default under any Contract by the Company or any of its Subsidiaries party thereto or, to the knowledge of the Company, any other party thereto, and (ii) no event has occurred that with the lapse of time or the giving of notice or both would constitute a default thereunder by the Company or any of its Subsidiaries party thereto or, to the knowledge of the Company, any other party thereto.

Section 3.18 Insurance. Section 3.18 of the Company Disclosure Letter sets forth a complete and correct list of all material insurance policies owned or held by the Company and each of its Subsidiaries as of the date hereof. Except as, individually or in the aggregate, has not had, and would not reasonably be expected to have, a Material Adverse Effect, (a) since December 31, 2007, each of the Acquired Companies has been continuously insured with financially responsible insurers, in each case in such amounts and with respect to such risks and losses as management has reasonably determined to be prudent in accordance with industry practices and (b) neither the Company nor any of its Subsidiaries is in breach or default, and neither the Company nor any of its Subsidiaries has taken any action or failed to take any action which, with notice or the lapse of time or both, would constitute such a breach or default, or permit termination or modification of, any of such insurance policies. Neither the Company nor any of its Subsidiaries has received any written notice of cancellation or termination with respect to any material insurance policy of the Company or any of its Subsidiaries. Section 3.18 of the Company Disclosure Letter sets forth a complete and correct list of the annual premium for the Company’s current fiscal year for the Company’s D&O Insurance (as defined in Section 5.9(c) hereof).

Section 3.19 Properties.

(a) The Company does not own, and, to the knowledge of the Company, has never owned, any real property and does not hold any option to acquire any real property. Except as individually and in the aggregate, has not had, and would not reasonably be expected to have, a Material Adverse Effect and except for leases that have expired by their terms without early termination since the date thereof or have been assigned or otherwise disposed of in the ordinary course of business consistent with past practice: (i) the Company or one or more of its Subsidiaries is the lessee of all leasehold estates reflected in the unaudited balance sheet of the Company as at January 2, 2011 included in the Company SEC Documents or acquired after the date thereof, (ii) is in possession of the properties purported to be leased thereunder, and (iii) each such lease is in full force and effect, is enforceable in accordance with its terms, and is valid without default (including any event which with notice or lapse of time or both would become a default) thereunder by the lessee or to the knowledge of Company, the lessor and (iv) no notices of default under any such lease have been received by any Acquired Company that have not been resolved.

(b) Section 3.19(b) of the Company Disclosure Letter sets forth a true, correct and complete list of all leases, subleases, modifications, amendments, waivers, side letters, guaranties and other agreements relating thereto and existing as of the date hereof, under which any Acquired Company uses or occupies or has the right to use or occupy, now or in the future, any material real property (the “Real Property Leases,” each real property leased under a Real Property Lease referred to as a “Real Property”). The Company has provided or made available to Parent true, correct and complete copies of all Real Property Leases. Each Real Property

Lease is valid, binding and in full force and effect, and all rent and other sums and charges payable by any Acquired Company as tenants thereunder are current in all material respects. Except as individually and in the aggregate, has not had, and would not reasonably be expected to have, a Material Adverse Effect, no termination event or condition or uncured default on the part of any Acquired Company or, to the knowledge of the Company, the landlord thereunder exists under any Real Property Lease. Except as individually and in the aggregate, has not had, and would not reasonably be expected to have, a Material Adverse Effect, each Acquired Company has a good and valid leasehold interest in each parcel of real property leased by it free and clear of all Liens, except for Permitted Liens. The leasehold estates and Real Property Leases described in Section 3.19(b) of the Company Disclosure Letter are sufficient to conduct the businesses of the Acquired Companies as now conducted.

(c) Except as disclosed in Section 3.19(c) of the Company Disclosure Letter and except for deficiencies and non-compliance that individually and in the aggregate have not had, and would not reasonably be expected to have, a Material Adverse Effect, the improvements owned or leased by the Acquired Company and located on any parcel of Real Property are in a condition reasonably suitable for the conduct of business in the ordinary course, in compliance with applicable Laws.

Section 3.20 Intellectual Property.

(a) Intellectual Property Disclosure. Section 3.20(a) of the Company Disclosure Letter sets forth a true and complete list of: (i) all registered trademarks, service marks, trade names and domain names and pending applications to register any trademarks, service marks or trade names; (ii) patents and pending patent applications; and (iii) registered copyrights and pending applications to register copyrights, in each case owned by the Company or any of its Subsidiaries on the date hereof (all of the foregoing being collectively referred to as the “Company Registered IP”). Except as set forth in Section 3.20(a) of the Company Disclosure Letter, the Company or one of its Subsidiaries either own free and clear of all Liens (except for Permitted Liens), or, to the knowledge of the Company, have sufficient rights to use, all patents, copyrights, trademarks, service marks, trade names, domain names, trade secrets, and software (collectively, “Intellectual Property”) used in the conduct of their respective businesses in all material respects as currently conducted (such Intellectual Property, the “Company IP”). Except as set forth in Section 3.20(a) of the Company Disclosure Letter: (x) to the knowledge of the Company, all patents and registrations for trademarks and copyrights included in the Company Registered IP are valid, subsisting and enforceable and will not require any action to be taken within thirty (30) days after the Closing to maintain or renew such items, except for such patents and registrations that the Company has permitted to expire or has cancelled or abandoned in its reasonable business judgment, the expiration, cancellation or abandonment of which could not reasonably be expected to have a Material Adverse Effect; (y) to the knowledge of the Company, all pending patent applications and pending applications to register any unregistered trademarks, service marks, trade names or copyrights included in the Company Registered IP are pending and in good standing and will not require any action to be taken within thirty (30) days after the Closing to maintain or renew such items, except for such applications that the Company has permitted to expire or has cancelled or abandoned in its reasonable business judgment, the expiration, cancellation or abandonment of which could not reasonably be expected to have a Material Adverse Effect; and (z) as of the date hereof, to the knowledge of the Company, there are no pending or threatened actions by third Persons challenging the validity or enforceability of, or contesting the Company’s or any of its Subsidiaries’ rights with respect to, any such pending applications, excluding actions of Governmental Entities in connection with the prosecution or registration of any such pending applications. Except as set forth in Section 3.20(a) of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries has received any written notice or claim in three years prior to the date hereof challenging the validity or enforceability of any Company Registered IP that is material to the business of the Company and its Subsidiaries, taken as a whole, and which claim or notice remains pending or unresolved. Section 3.20(a) of the Company Disclosure Letter references the folder in the online dataroom maintained by the Company in connection with the transactions contemplated by this Agreement, and to which Parent has been given access, that contains reports of the patent and trademark dockets of the Company as of the date hereof.

(b) Intellectual Property Agreements. Section 3.20(b)(i) of the Company Disclosure Letter lists, as of the date hereof, all license agreements and other Contracts material to the Company and its Subsidiaries, taken as a whole, pursuant to which the Company or any of its Subsidiaries thereof has the right to practice, use, copy or otherwise exploit any Intellectual Property owned by third parties (“Inbound Licenses”), provided, however, that Section 3.20(b)(i) of the Company Disclosure Letter need not list Inbound Licenses which are: (1) non-exclusive licenses to Intellectual Property owned by third parties granted to the Company or any of its Subsidiaries in the ordinary course of business, where the license is merely incidental to the transaction contemplated in such Contract, the commercial purpose of which is something other than such license, such as a sales, marketing, advertising, sales promotion, consulting, affiliate, broker, distributor, dealer, manufacturer’s representative, franchise, agency, delivery, market research, fulfillment, or other Contract that includes an incidental license to use the third party’s Intellectual Property in advertising and/or selling the third party’s products or otherwise performing under such Contract, or a Contract for the purchase or use of goods, materials, products, or services that includes an incidental license to use the third party’s Intellectual Property in connection with the use, enjoyment, support, or maintenance of such goods, materials, products, or services; (2) standard end user license Contracts for off-the-shelf software not in excess of $1,000 per seat; (3) non-exclusive licenses under which the Company or any of its Subsidiaries uses “free” and “open source” software; (4) confidentiality or nondisclosure agreements entered into in the ordinary course of business; and (5) agreements with current and former employees, officers, contractors, and consultants of the Company and its Subsidiaries entered into in the ordinary course of business. Section 3.20(b)(ii) to the Company Disclosure Letter lists, as of the date hereof, all license agreements and other Contracts material to the Company and its Subsidiaries, taken as a whole, to which the Company or any of its Subsidiaries thereof is bound and pursuant to which any Person (other than the Company or any Subsidiary thereof) is authorized to exploit any Company Registered IP or other material Intellectual Property owned by the Company or any Subsidiary of the Company (the “Company-Owned IP”) or pursuant to which the Company or any Subsidiary thereof granted any rights under any other Company IP to any third Person (the “Outbound Licenses” and, collectively with the Inbound Licenses, the “Intellectual Property Agreements”), provided, however that Section 3.20(b)(ii) to the Company Disclosure Letter need not list Outbound Licenses which are: (1) non-exclusive licenses to Company IP granted in the ordinary course of business, where the license is merely incidental to the transaction contemplated in such Contract, the commercial purpose of which is something other than such license, such as a sales, marketing, advertising, sales promotion, consulting, affiliate, broker, distributor, dealer, agency, delivery, market research, fulfillment, or other Contract that includes an incidental license to use Company IP in performing under such Contract; (2) standard terms governing third Persons’ access to, and use of, the Company’s and its Subsidiaries’ websites; (3) licenses to Company IP granted in the ordinary course of business pursuant to Contracts substantially in the form of one of the forms made available to Parent; (4) confidentiality or nondisclosure agreements entered into in the ordinary course of business; and (5) agreements with current and former employees, officers, contractors, and consultants of the Company and its Subsidiaries entered into in the ordinary course of business. Except individually or in the aggregate, as have not had, and could not reasonably be expected to have, a Material Adverse Effect, and except as set forth in Section 3.20(b)(iii) of the Company Disclosure Letter, with respect to the Intellectual Property Agreements: (A) all are binding and enforceable obligations of the Company or its Subsidiaries and, to the knowledge of the Company, the other party(ies) thereto, (B) the Company and its Subsidiaries and, to the knowledge of the Company, each other party thereto have performed their material obligations thereunder and (C) neither the Company nor any of its Subsidiaries nor, to the knowledge of the Company, any other party thereto is in default or breach of any material obligations thereunder. Except as set forth in Section 3.20(b)(iv) of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries thereof has received notice that any third party to any material Intellectual Property Agreement that is material to the Company and its Subsidiaries, taken as a whole, intends to cancel, terminate or refuse to renew (if renewable) any such Intellectual Property Agreement, or to exercise or decline to exercise any option or right thereunder.

(c) Protection of Intellectual Property. The Company and its Subsidiaries have all taken steps, which are, as a whole, not less protective and comprehensive than the steps that would be taken by reasonably prudent business persons operating in the Company’s industry, to protect, preserve and maintain the secrecy and confidentiality of their confidential and proprietary information and data, except as, individually and in the aggregate has not had and would not reasonably be expected to have a Material Adverse Effect, causing each director, officer, employee and independent contractor of the Company or of any Subsidiary thereof who has contributed to the creation or development of any material Company-Owned IP to execute and deliver to the Company (or a Subsidiary thereof if employed by such Subsidiary) a confidentiality agreement substantially in the form of one of the Company’s form agreements previously made available to Parent. Except as individually and in the aggregate has not had and would not reasonably be expected to have a Material Adverse Effect, each director, officer, employee and independent contractor of the Company or of any Subsidiary thereof who has contributed to the creation or development of any material Company-Owned IP has executed and delivered to the Company (or a Subsidiary thereof, if employed by such Subsidiary) such an agreement. No current or former director, officer, employee, consultant or contractor of Company or any Subsidiary of the Company has any right, license, claim, moral right (other than inalienable moral rights that arise under applicable law) or interest in or with respect to material Company-Owned IP, except for any such right, license, claim, moral right, or interest that could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(d) Continuing Rights to Intellectual Property. Neither the execution, delivery nor performance of this Agreement nor the consummation of the transactions contemplated herein will, except as would not reasonably be expected to have, individually or in the aggregate, a

Material Adverse Effect, (i) cause the termination or loss of, or give rise to a right of termination of or to cause the loss of, any of the Company’s or its Subsidiaries’ rights in any material Company IP, including any rights under any Intellectual Property Agreement or (ii) impair the right of the Company and its Subsidiaries to exploit any Company-Owned IP. To the knowledge of the Company, no current or former director, officer, employee or independent contractor of the Company or of any Subsidiary thereof is using or has used any trade secrets or other confidential or proprietary information of any third Person in connection with performing any services for the Company or for any Subsidiary thereof or the development or creation of any Company-Owned IP without the permission of the Company and such third Person.

(e) Infringement Upon Company Intellectual Property. To the knowledge of the Company, except as set forth in Section 3.20(e) of the Company Disclosure Letter, since December 31, 2007, there has been no unauthorized use, unauthorized disclosure, infringement, violation or misappropriation by any third Person of any Company-Owned IP other than immaterial uses, disclosures, infringements or violations. Except as set forth in Section 3.20(e) of the Company Disclosure Letter, since December 31, 2007, neither the Company nor any Subsidiary thereof has received any notice that any third Person is infringing, violating or misappropriating any part of the Company-Owned IP or otherwise making any unauthorized use or disclosure of such Company-Owned IP, other than notices of immaterial actual or alleged infringement or violation.

(f) Infringement Upon Third-Party Intellectual Property. Except as set forth in Section 3.20(f) of the Company Disclosure Letter, (i) as of the date of this Agreement, there is no pending or, to the knowledge of the Company, threatened Action by a third Person contesting the right of the Company or any Subsidiary thereof with respect to any such third Person’s Intellectual Property or as currently conducted, or contesting the ownership by the Company or any Subsidiary thereof of any Intellectual Property or the validity or enforceability of any Intellectual Property and (ii) there are no such actions pending, or to the knowledge of the Company, threatened that, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect. Except as set forth in Section 3.20(f) of the Company Disclosure Letter, since December 31, 2007, neither the Company nor any Subsidiary thereof has received any notice or claim regarding any offer to license such third Person’s Intellectual Property alleged in such notice or claim to be used by the Company or any of its Subsidiaries without authorization, infringed, violated or misappropriated by the Company or any Subsidiary thereof, or otherwise alleging any infringement, misappropriation, or violation of any Intellectual Property owned by a third Person by the Company, or any Subsidiary thereof. To the knowledge of the Company, the exploitation of the Intellectual Property used by Company and its Subsidiaries in the conduct of the business, in each case as previously conducted and as currently conducted, do not infringe, violate or misappropriate any Intellectual Property owned by any third Person.

(g) Open Source Software. Neither the Company nor any Subsidiary thereof has used, copied, incorporated or otherwise exploited any Open Source Software in such a way that creates or purports to create obligations of the Company or any Subsidiary thereof with respect to any Company-Owned IP (other than such Open Source Software and modifications thereto) or grants or purports to grant to any third Person on or before the Closing any rights or immunities under any Company-Owned IP (other than such Open Source Software). “Open Source

Software” means any software distributed under any license that requires that any other software incorporated into, derived from, or distributed with such software (i) be disclosed, distributed or made available in source code form, (ii) be licensed for the purposes of preparing derivative works, or (iii) be licensed under terms that allow such other software to be reverse engineered (other than by operation of law).

(h) Privacy. The privacy statement addressing the collection, retention, use and distribution of the personally identifiable information of individuals visiting the websites of the Company or any Subsidiary thereof (the “Privacy Statement”) is posted and accessible to individuals on each website of the Company or any Subsidiary thereof. The Company and its Subsidiaries and the operation of their business (i) comply in all material respects with the Privacy Statements applicable to any given set of personally identifiable information collected by the Company or any Subsidiary thereof; (ii) comply in all material respects with all applicable privacy Laws regarding the collection, retention, use and disclosure of personally identifiable information; and (iii) comply in all material respects with all applicable payment card industry standards regarding data security. The Company and its Subsidiaries have taken measures to protect and maintain the confidential nature of the personally identifiable information provided to the Company or any Subsidiary thereof by individuals and to personal information collected from individuals against loss, theft and unauthorized access or disclosure, which measures are, as a whole, not less protective and comprehensive than those that would be taken by reasonably prudent business persons operating in the Company’s industry. Neither the Company nor any Subsidiary thereof has received any claims, notices or complaints regarding the Company’s or any of its Subsidiaries’ information practices or the disclosure, retention, or misuse if any personally identifiable information by the Federal Trade Commission, any similar foreign bodies, or any similar Governmental Entity that, if adversely determined, would result in a Material Adverse Effect.

Section 3.21 Relationships with Alliance Partners and Suppliers. Except as set forth in Section 3.21 of the Company Disclosure Letter, since December 29, 2008, no Strategic Alliance Partner or Material Supplier has notified the Company or any of its Subsidiaries in writing (or, to the Knowledge of the Company, as of the date hereof other than in writing) that such Strategic Alliance Partner or Material Supplier intends to, or has otherwise threatened in writing (or, to the Knowledge of the Company, as of the date here other than in writing) to cancel, terminate, modify or fail to renew any Contract to which such Strategic Alliance Partner or Material Supplier or any of its Affiliates, on the one hand, and the Company or any of its Subsidiaries, on the other hand, is a party.

Section 3.22 Brokers. Except for Allen & Company LLC and Sonenshine Partners LLC, and except as set forth in Section 3.22 of the Company Disclosure Letter, no broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated by this Agreement.

Section 3.23 Takeover Statutes. Assuming the accuracy of the representations set forth in Section 4.9, the approval by the Company Board referred to in Section 3.3 constitutes the approval of this Agreement and the transactions contemplated hereby, including the Merger, for purposes of the DGCL, and no further action is required by the Company Board (or any committee thereof) or the stockholders of the Company to render inapplicable to this Agreement, the Merger and the other transactions contemplated by this Agreement the restrictions on a “business combination” with an “interested stockholder” (as defined in Section 203 of the DGCL) set forth in Section 203 of the DGCL to the extent such restrictions would otherwise be applicable to this Agreement, the Merger and the other transactions contemplated by this Agreement. No other anti-takeover provision in the Company Constituent Documents, and to the Knowledge of the Company, no other Takeover Laws are, or at the Effective Time will be, applicable to the Company, the Merger, this Agreement or any of the transactions contemplated hereby and thereby.

For purposes of this Agreement, “Takeover Laws” shall mean any “Moratorium,” “Control Share Acquisition,” “Fair Price,” “Supermajority,” “Affiliate Transactions,” or “Business Combination Statute or Regulation” or other similar state anti-takeover Laws and regulations of the State of Washington or the State of Delaware.

Section 3.24 Opinion of Financial Advisor. The Company Board has received the opinion, dated the date of this Agreement of Allen & Company LLC, financial advisor to the Company, to the effect that, as of the date of such opinion and based on and subject to the assumptions, qualifications and matters set forth in such opinion, the $3.80 per share consideration to be received in the Merger by holders of Shares is fair, from a financial point of view, to such holders.

Section 3.25 Affiliate Transactions. Other than rights to receive Merger Consideration and the consideration provided for under Section 2.1(d) and Section 2.1(e) with respect to Company Stock Options, Company Warrants, Restricted Shares, Restricted Stock Units and Stock Appreciation Rights, no material relationship, direct or indirect, exists between the Company or any Subsidiary of the Company, on the one hand, and any officer, director or other Affiliate (other than any Subsidiary of the Company) of the Company, on the other hand, that is required to be described under Item 404 of Regulation S-K under the Securities Act in the Company SEC Documents and that is not described therein.

Section 3.26 Warranties and Returns. Section 3.26 of the Company Disclosure Letter discloses the amounts charged to “returns” from the Company’s and its Subsidiaries’ operations on the Company’s and its Subsidiaries’ books and records for the 2008, 2009 and 2010 fiscal years.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF

PARENT AND MERGER SUB

Except as set forth in the disclosure letter delivered by Parent to the Company prior to the execution and delivery of this Agreement (the “Parent Disclosure Letter”), Parent and Merger Sub jointly and severally represent and warrant to the Company as follows:

Section 4.1 Organization, Standing and Power.

(a) Each of Parent and Merger Sub (i) is a corporation duly formed, validly existing and in good standing under the Laws of the jurisdiction of its incorporation, (ii) has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as now being conducted and (iii) is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, in each case, except for any such failures that individually or in the aggregate, have not had, and would not reasonably be expected to have, a Parent Material Adverse Effect.

(b) Parent has previously furnished or made available to the Company a true and complete copy of the certificate of incorporation and bylaws of each of Parent and Merger Sub, including all amendments thereto, and each as so delivered is in full force and effect. Neither Parent nor Merger Sub is in violation of any provision of its certificate of incorporation or bylaws in any material respect.

Section 4.2 Authority. Each of Parent and Merger Sub has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the transactions contemplated hereby have been duly authorized by the boards of directors of Parent and Merger Sub, and no other corporate proceedings on the part of Parent or Merger Sub are necessary to approve this Agreement, or to consummate the transactions contemplated hereby, subject, in the case of the consummation of the Merger, to the filing of the Certificate of Merger with the Secretary of State of the State of Delaware as required by the DGCL. This Agreement has been duly executed and delivered by Parent and Merger Sub and, assuming the due authorization, execution and delivery by the Company, constitutes a legal, valid and binding obligation of Parent and Merger Sub, enforceable against each of them in accordance with its respective terms (except to the extent that enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or similar Laws affecting the enforcement of creditors’ rights generally or by general principles of equity).

Section 4.3 No Conflict; Consents and Approvals.

(a) The execution, delivery and performance of this Agreement by Parent and Merger Sub, and the consummation by Parent and Merger Sub of the transactions contemplated hereby, do not and will not (i) conflict with or violate the certificate of incorporation or bylaws of Parent or Merger Sub, (ii) assuming that all consents, approvals and authorizations contemplated by clauses (i) through (iii) of subsection (b) below have been obtained and all filings described in such clauses have been made, conflict with or violate any Law or any settlement, injunction or award of any Governmental Entity, in each case applicable to Parent or Merger Sub or by which any of their respective properties are bound or (iii) result in any breach or violation of, or constitute a default (or an event which with notice or lapse of time or both would become a default), or result in a right of guaranteed payment or loss of a benefit under, or give rise to any right of termination, cancellation, amendment or acceleration of, any Contract to which Parent or Merger Sub is a party or by which Parent or Merger Sub or any of their respective properties are bound, or (iv) result in the creation of any Lien upon any of the properties or assets of Parent or Merger Sub (including the Acquired Companies following the Effective Time) except, in the case of clauses (ii), (iii) and (iv) of this paragraph, for any such conflict, breach, violation, default, loss, right or other occurrence that individually or in the aggregate, has not had, and would not reasonably be expected to have, a Parent Material Adverse Effect.

(b) The execution, delivery and performance of this Agreement by Parent and Merger Sub, and the consummation by Parent and Merger Sub of the transactions contemplated hereby, do not and will not require any consent, approval, order, license, authorization or permit of, action by, filing, registration or declaration with or notification to, any Governmental Entity, except for (i) such filings as required under applicable requirements of the Exchange Act and the rules and regulations promulgated thereunder, and under state securities and “blue sky” Laws, (ii) the filings required under the HSR Act and any filings required under Foreign Antitrust Laws, and (iii) such filings as may be required under the DGCL in connection with the transactions contemplated by this Agreement.

Section 4.4 Information in the Proxy Statement. None of the information supplied by Parent or Merger Sub expressly for inclusion or incorporation by reference in the Proxy Statement (or any amendment thereof or supplement thereto) will, at the date mailed to stockholders of the Company or at the time of the Company Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they are made, not misleading.

Section 4.5 Ownership and Operations of Merger Sub. Merger Sub has been formed solely for the purpose of engaging in the transactions contemplated hereby and prior to the Effective Time will have engaged in no other business activities and will have incurred no liabilities or obligations other than as contemplated herein. The authorized capital stock of Merger Sub consists of 1,000 shares of common stock, par value $0.01 per share, all of which are validly issued and outstanding. All of the issued and outstanding capital stock of Merger Sub is, and at the Effective Time will be, owned directly or indirectly by Parent.

Section 4.6 Financing. Parent has and will have, as of the Effective Time, sufficient funds to consummate the Merger and the other transactions contemplated hereby on the terms and subject to the conditions set forth herein.

Section 4.7 Vote/Approval Required. No vote or consent of the holders of any class or series of capital stock of Parent is necessary to approve this Agreement or the Merger or the other transactions contemplated hereby. The vote or consent of Parent as the sole stockholder of Merger Sub (which shall have occurred prior to the Effective Time) is the only vote or consent of the holders of any class or series of capital stock of Merger Sub necessary to approve this Agreement, the Merger and the other transactions contemplated hereby.

Section 4.8 Brokers. Except for Credit Suisse Securities (USA) LLC, no broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated by this Agreement.

Section 4.9 Ownership of Company Capital Stock. None of Parent, Merger Sub or their respective “affiliates” or “associates” is, nor at any time during the last three (3) years has it been, an “interested stockholder” of the Company, as such terms are defined in Section 203 of the DGCL (other than as contemplated by this Agreement).

ARTICLE V

COVENANTS

Section 5.1 Conduct of Business of the Company.

(a) The Company covenants and agrees that, during the period from the date hereof until the Effective Time, except (i) as specifically required by this Agreement or consented to by Parent as contemplated by Section 5.6(c), (ii) as required by applicable Law, (iii) as set forth on Schedule 5.1 or (iv) if Parent otherwise provides its prior consent in writing (which consent shall not be unreasonably withheld, conditioned or delayed), the Company shall, and shall cause each of its Subsidiaries to, use commercially reasonable efforts to conduct its business in the ordinary course of business consistent with past practice and to (w) preserve substantially intact its business organization, (x) preserve substantially intact its current relationships with customers, suppliers, strategic alliance partners and other Persons with which it has material business relations and (y) maintain insurance policies or replacement or revised policies in such amounts and against such risks and losses as are currently in effect.

(b) Without limiting the generality of Section 5.1(a), between the date of this Agreement and the Effective Time, except (i) as specifically required by this Agreement or consented to by Parent as contemplated by Section 5.6(c), (ii) as required by applicable Law, (iii) as set forth on Schedule 5.1 or (iv) if Parent provides its prior consent in writing (which consent shall not be unreasonably withheld, conditioned or delayed), the Company shall not, and shall not permit any of its Subsidiaries to (it being understood and hereby agreed that if any action is expressly permitted by any of the following subsections, such action shall be expressly permitted under Section 5.1(a) in general):

(i) amend or permit the adoption of any amendment to the charter or bylaws (or equivalent organizational documents) of any Acquired Company;

(ii) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization;

(iii) issue, grant, deliver, sell, pledge, dispose of or encumber any (A) shares of capital stock, (B) other voting securities of, or equity interests in, the Company or any capital stock or voting securities of, or other equity interests in, any Subsidiary of the Company, (C) securities convertible into or exercisable or exchangeable for any shares of capital stock or voting securities of, or equity interests in, the Company or any of its Subsidiaries, (D) right to acquire any shares of capital stock or voting securities of, or other equity interests in, the Company or any of its Subsidiaries, (E) Company Stock Equivalents or Company Subsidiary Stock Equivalents or (F) Company Voting Debt or Company Subsidiary Voting Debt, except (i) the issuance of Shares pursuant to the vesting or exercise, as applicable, of Company Stock

Options, Restricted Shares, Stock Appreciation Rights and/or Restricted Stock Units (together, “Company Equity Awards”) or Company Warrants outstanding as of the date hereof and in accordance with the terms of such instruments as in effect on the date hereof, (ii) grants of Company Equity Awards (other than Restricted Shares) to new hires in the ordinary course of business consistent with past practice, including past practice with respect to vesting schedules, covering no more than up to 125,000 Shares in the aggregate, and (iii) grants of Company Equity Awards (other than Restricted Shares) to employees who are not new hires and who are below the director level, members of the Company’s board of directors and consultants in the ordinary course of business consistent with past practice, including past practice with respect to vesting schedules, covering no more than 250,000 Shares in the aggregate (the Company Equity Awards granted under (ii) and (iii) together, the “Ordinary Course Grants”);

(iv) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock or other equity interests (except for any dividend or distribution by a Subsidiary of the Company to the Company or to other wholly owned Subsidiaries of the Company);

(v) adjust, split, combine, redeem, repurchase or otherwise acquire any shares of its capital stock or other equity interests (except (A) in connection with the cashless exercises or similar transactions (including withholding of Taxes) pursuant to the exercise or vesting, as applicable of Company Equity Awards or Company Warrants outstanding as of the date hereof, (B) pursuant to the forfeiture or repurchase of Restricted Shares outstanding as of the date hereof in accordance with their terms as in effect on the date hereof, and (C) pursuant to the exercise, vesting and/or forfeiture or repurchase of Ordinary Course Grants in accordance with their terms), or reclassify, combine, split, subdivide or otherwise amend the terms of its capital stock or other equity interests, or enter into any agreement with respect to the voting of any of the Company’s capital stock or other securities or the capital stock or other securities of a Subsidiary of the Company;

(vi) authorize, or make any commitment with respect to, any capital expenditure, other than in the ordinary course of business consistent with past practice in an amount not to exceed $2,000,000 in the aggregate in any fiscal quarter, except for (A) any capital expenditures contemplated in the 2011 capital expenditure summary delivered or made available by the Company to Parent on or prior to the date hereof or (B) capital expenditures required by any Real Property Lease set forth on Section 3.19(b) of the Company Disclosure Letter;

(vii) except for capital expenditures (which are addressed in Section 5.1(b)(vi)), (A) acquire (whether by merger, consolidation or acquisition of stock or assets or otherwise) any corporation, partnership or other business organization or division thereof or any assets other than (1) purchases of inventory and other assets in the ordinary course of business consistent with past practice, (2) pursuant to Contracts in effect on the date hereof or (3) assets with a value or purchase price less than $250,000 individually or $1,000,000 in the aggregate, or (B) sell, lease, exchange, mortgage, pledge, transfer, subject to any Lien (other than any Permitted Lien), or otherwise dispose of (whether by merger, consolidation or acquisition of stock or assets or otherwise) any corporation, partnership or other business organization or division thereof or any assets in excess of $250,000 individually or $1,000,000 in the aggregate, other than (I) sales or dispositions of inventory and other assets in the ordinary course of business consistent with past practice or (II) pursuant to Contracts in effect on the date hereof;

(viii) enter into any Contract providing for the formation, creation, operation, management or control of any joint venture or partnership (in each case created under applicable Law) that is material to the Company and its Subsidiaries, taken as a whole;

(ix) engage in any transactions, agreements, arrangements or understandings with any Affiliate or other Person that would be required to be disclosed under Item 404 of Regulation S-K under the Securities Act;

(x)(A) make any loans, advances or capital contributions to, or investments in, any other Person (other than a Subsidiary of the Company and other than advances to employees for travel and business expenses in the ordinary course of business consistent with past practices), (B) incur any indebtedness for borrowed money (it being understood that, for the avoidance of doubt, trade payables do not constitute indebtedness for borrowed money) or issue any debt securities in excess of $1,000,000 in the aggregate (other than indebtedness between the Acquired Companies) or (C) assume, guarantee, endorse or otherwise become liable or responsible for the indebtedness or other obligations of another Person (other than a guaranty by any Acquired Company on behalf of another Acquired Company and indemnifications of a landlord under a lease in effect on the date hereof set forth on Section 3.19(b) of the Company Disclosure Letter or permitted under this Section 5.1 in the manner customarily provided by tenants to landlords in commercial leases);

(xi) except to the extent required by applicable Law (including Section 409A of the Code), as required to maintain favorable tax treatment or status or as contemplated by this Agreement, or the terms of any Company Plan, and except as contemplated by Section 5.7, (A) materially increase the compensation or benefits of any current or former director or executive officer of the Company or any of its Subsidiaries, (B) establish, materially amend, terminate or adopt any compensation or benefit plan including any pension, retirement, profit-sharing, bonus or other employee benefit or welfare benefit plan or employment or severance agreement (other than employment and severance agreements and other arrangements, each in the ordinary course of business and consistent with past practices for employees that are not directors or executive officers), (C) accelerate the vesting of, or the lapsing of restrictions with respect to, any stock options or other stock-based compensation other than as required by the provisions of Company Equity Awards outstanding as of the date of this Agreement as in effect on the date of this Agreement, or (D) fail to make any required contributions under any Company Plan; (E) hire or terminate the employment, or enter into or materially modify the contractual relationship of, any executive officer or director of the Company or any of its Subsidiaries;

(xii) implement or adopt any change in its methods of accounting, except as may be appropriate to conform to changes in statutory or regulatory accounting rules or GAAP or regulatory requirements with respect thereto;

(xiii)(A) fail to file any Tax Return when due (after giving effect to any properly obtained extensions of time in which to make such filings) consistent with past practice,

(B) prepare or file any material Tax Return inconsistent with past practice or, on any such Tax Return, take any position, make, change or rescind any election, or adopt any method that is materially inconsistent with positions taken, elections made or methods used in preparing or filing similar Tax Returns in prior periods, or (C) settle or compromise any material Tax liability or refund, file any material amended Tax Return involving a material amount of Taxes, or waive or extend the statute of limitations in respect of any material Taxes;

(xiv)(A) commence or settle, compromise or otherwise resolve any Action outside the ordinary course of business consistent with past practice or as would result in any liability in excess of $1,000,000 or such greater amount reserved therefor or reflected on the balance sheets included in the Company SEC Documents filed prior to the date hereof or (B) pay, settle or compromise any litigation of the type described in Section 5.12;

(xv) other than non-exclusive licenses to distributors, manufacturers, vendors, suppliers and marketing partners in the ordinary course of business consistent with past practice, enter into any agreement, arrangement or commitment to grant a license of Intellectual Property;

(xvi) other than in the ordinary course of business consistent with past practice (i) enter into, amend, renew, modify or consent to the termination of (other than a termination in accordance with its terms) any Material Contract or Contract that would be a Material Contract if in effect on the date of this Agreement or (ii) amend, waive, modify, fail to enforce or consent to the termination of (other than a termination in accordance with its terms) its material rights thereunder; provided, however, that in no event shall the Company or any of its Subsidiaries (A) amend, modify or change any Contract to add to such Contract a term described in Section 3.17(b)(ii) or (vi), (B) enter into any Contract that if entered into prior to the date hereof would have been required to be included on the Company Disclosure Letter in response to Section 3.17(b)(ii) or (vi) or (C) renew any Contract that contains a term described in Section 3.17(b)(ii) or (vi);

(xvii) enter into, amend, renew or modify any Contract with any of the Persons listed on Schedule 3.17(b)(vii) (each such Person, a “Specified Person”);

(xviii) effectuate a “plant closing” or “mass layoff,” as those terms are defined in WARN;

(xix) create any Subsidiary; or

(xx) agree to, authorize, or enter into any Contract obligating it to take any of the actions described in Section 5.1(b)(i) through Section 5.1(b)(xix).

Section 5.2 No Control of Other Party’s Business. Nothing contained in this Agreement shall give Parent or Merger Sub, directly or indirectly, the right to control or direct the Company’s or its Subsidiaries’ operations prior to Effective Time, and nothing contained in this Agreement shall give the Company, directly or indirectly, the right to control or direct Parent’s or its Subsidiaries’ operations at any time. Prior to Effective Time, each of the Company and Parent shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ respective operations.

Section 5.3 Acquisition Proposals.

(a) Following the execution hereof, the Company shall, and shall cause its Subsidiaries and shall direct its and their respective Representatives (as defined below) to (i) immediately cease and cause to be terminated all existing discussions or negotiations with any Person conducted heretofore with respect to any Acquisition Proposal (as defined in Section 5.3(i)(ii) hereof), or any proposal, inquiry or offer that would reasonably likely be expected to lead to an Acquisition Proposal, and (ii) request the prompt return or destruction of all confidential information previously furnished by it or on its behalf.

(b) Subject to the other terms of this Section 5.3, the Company shall not, and shall cause its Subsidiaries not to, and shall not authorize or knowingly permit its and their respective directors, officers, employees, investment bankers, financial advisors, attorneys, accountants or other advisors, agents and representatives (collectively, “Representatives”) to, directly or indirectly, (i) solicit, initiate, or knowingly encourage or knowingly induce or knowingly facilitate the making, submission or announcement of any inquiries or the making of any proposal or offer constituting, related to or that would reasonably likely be expected to lead to an Acquisition Proposal, (ii) furnish any non public information regarding any of the Acquired Companies to any Person (other than Parent and Parent’s or the Company’s Representatives acting in their capacity as such) in connection with or in response to an Acquisition Proposal or any proposal, inquiry or offer that would reasonably likely be expected to lead to an Acquisition Proposal, (iii) engage in discussions or negotiations with any Person with respect to any Acquisition Proposal or any proposal, inquiry or offer that would reasonably likely be expected to lead to an Acquisition Proposal (other than to state that they currently are not permitted to have discussions), (iv) approve, endorse or recommend any Acquisition Proposal or any proposal, inquiry or offer that would reasonably likely be expected to lead to an Acquisition Proposal, (v) make or authorize any public statement, recommendation or solicitation in support of any Acquisition Proposal or any proposal, inquiry or offer that would reasonably likely be expected to lead to an Acquisition Proposal or (vi) enter into any letter of intent or agreement in principle or any Contract providing for, relating to or in connection with any Acquisition Proposal or any proposal, inquiry or offer that would reasonably likely be expected to lead to an Acquisition Proposal (other than an Acceptable Confidentiality Agreement in accordance with Section 5.3(c)).

(c) Notwithstanding anything to the contrary in this Section 5.3, if at any time prior to obtaining the Company Stockholder Approval, (i) the Company receives, after the date of this Agreement, an unsolicited bona fide written Acquisition Proposal, (ii) such Acquisition Proposal did not result from a breach of Section 5.3(a) or Section 5.3(b), (iii) the Company Board determines in good faith (after consultation with outside counsel and financial advisors) that such Acquisition Proposal constitutes or could reasonably be expected to lead to a Superior Proposal (as defined in Section 5.3(i)(iii) hereof) and (iv) the Company Board determines in good faith (after consultation with outside counsel) that the failure to take the actions referred to in clause (x) or (y) of this Section 5.3(c) would reasonably be expected to be inconsistent with its fiduciary duties to the stockholders of the Company under applicable Law, then, prior to obtaining the Company Stockholder Approval, the Company may (x) furnish and make available information with respect to the Company and its Subsidiaries to the Person making such Acquisition Proposal (and its Representatives) pursuant to an Acceptable Confidentiality

Agreement (as defined in Section 5.3(i)(i) hereof); provided, that any non-public information provided or made available to any Person given such access shall have been previously provided or made available to Parent or shall be provided or made available to Parent prior to or substantially concurrently with the time it is provided or made available to such Person, and (y) participate in discussions and negotiations with the Person making such Acquisition Proposal (and its Representatives) regarding such Acquisition Proposal. The Company shall promptly (and in any event within thirty-six (36) hours) advise Parent in writing of the receipt of any Acquisition Proposal or any inquiry, proposal or offer that would reasonably likely be expected to lead to an Acquisition Proposal (including the identity of the Person making or submitting such Acquisition Proposal or inquiry, proposal or offer, and the material terms and conditions thereof) that is made or submitted by any Person prior to the Effective Time. The Company shall keep Parent informed, on a reasonably current basis, of the status of, and any financial or other material changes in, any such Acquisition Proposal, inquiry, proposal or offer, including providing Parent copies of any material correspondence (which, for the avoidance of doubt, would include any change in financial terms) related thereto and proposed agreements to effect such Acquisition Proposal.

(d) Subject to the other terms of this Section 5.3, neither the Company Board nor any committee thereof shall (i) fail to make or withhold or withdraw or qualify (or modify in a manner adverse to Parent) the Company Recommendation, the Company Determination, the approval of this Agreement or the Merger or take any action (or permit or authorize the Company or any of its Subsidiaries or any of its or their respective Representatives to take any action) inconsistent with the Company Recommendation or Company Determination or resolve, agree or propose to take any such actions (each of such actions set forth in this Section 5.3(d)(i) being referred to herein as an “Adverse Recommendation Change”), (ii) adopt, approve, recommend, endorse or otherwise declare advisable any Acquisition Proposal or resolve, agree or propose to take any such actions, (iii) cause or permit the Company to enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement or other agreement related to an Acquisition Proposal other than an Acceptable Confidentiality Agreement in accordance with Section 5.3(c) (each, an “Alternative Acquisition Agreement”), (iv) take any action to make the provisions of any Takeover Laws or any restrictive provision of any applicable anti-takeover provision in the certificate of incorporation or bylaws of the Company, inapplicable to any transactions contemplated by an Acquisition Proposal (including approving any transaction under, or a third Person becoming an “interested stockholder” under, Section 203 of the DGCL) or amend or modify or terminate, or grant any waiver or release under, any confidentiality agreement with respect to an Acquisition Proposal or standstill or similar agreement with respect to any class of equity securities of the Acquired Companies or fail to enforce any provision thereof or (v) resolve, agree or propose to take any such actions.

(e) Notwithstanding Section 5.3(d), at any time prior to obtaining the Company Stockholder Approval, if the Company Board determines in good faith (after consultation with outside counsel) that the failure to do so would reasonably be expected to be inconsistent with its fiduciary duties to the stockholders of the Company under applicable Law (the “Initial Fiduciary Determination”), then, prior to obtaining the Company Stockholder Approval, the Company Board may solely in response to a Superior Proposal that is capable of being accepted by the Company (or, in the case of a tender offer or exchange offer, recommended by the Company

Board or any committee thereof) and that was received on or after the date hereof that has not been withdrawn or abandoned and that did not otherwise result from a breach of Section 5.3(a), 5.3(b) or the first sentence of Section 5.3(c), make an Adverse Recommendation Change and thereafter or concurrently therewith, terminate this Agreement in accordance with Section 7.1(d)(ii) (including payment of the Termination Fee, as defined in Section 7.3(c)(ii)) and take any other action that would be prohibited by Section 5.3(d), including enter into a binding definitive agreement to effect such Superior Proposal. Neither the Company Board nor any committee thereof shall make an Adverse Recommendation Change or terminate this Agreement pursuant to Section 7.1(d)(ii), take any other action that would be prohibited by Section 5.3(d) or cause the Company to enter into a binding definitive agreement to effect such Superior Proposal unless the Company has first complied with the provisions of Section 5.3(f) and, after so complying, the Company Board determines in good faith (after consultation with outside counsel) that the failure to do so would reasonably be expected to be inconsistent with its fiduciary duties to the stockholders of the Company under applicable Law and such Acquisition Proposal continues to constitute a Superior Proposal.

(f) The Company Board shall not take any action set forth in Section 5.3(e) unless the Company has first (i) provided written notice to Parent (a “Notice of Superior Proposal”) advising Parent that the Company has received a Superior Proposal, specifying the material terms and conditions of such Superior Proposal, identifying the Person making such Superior Proposal and providing copies of any agreements intended to effect such Superior Proposal, and notifying Parent that the Company Board has made the Initial Fiduciary Determination in accordance with Section 5.3(e) (including the basis on which such determination has been made), (ii) negotiated, and caused the Company and its Representatives to negotiate, during the five (5) Business Day period following Parent’s receipt of the Notice of Superior Proposal (the “Notice Period”), in good faith with Parent to enable Parent to make a counteroffer or propose to amend the terms of this Agreement so that such Acquisition Proposal no longer constitutes a Superior Proposal, and (iii) after complying with clauses (i) and (ii), determined in good faith (after consultation with outside counsel and financial advisors) that such Acquisition Proposal continues to constitute a Superior Proposal after giving effect to any counter offer or amendments to the terms of this Agreement proposed by Parent in writing that are capable of being accepted by the Company and, after consultation with outside counsel, that the failure to make an Adverse Recommendation Change and terminate this Agreement to accept such Superior Proposal would reasonably be expected to be inconsistent with its fiduciary duties to the stockholders of the Company under applicable Law; provided, however, that if during the Notice Period any revisions are made to an Acquisition Proposal and such revisions are material (it being understood and agreed that any change to consideration with respect to such proposal is material), the Company shall deliver a new Notice of Superior Proposal to Parent and shall comply with the requirements of this Section 5.3(f) with respect to such new Notice of Superior Proposal (except that each new period after the initial five Business Day period expires shall be three Business Days rather than five).

(g) The Company agrees that it shall take all actions necessary so that any Adverse Recommendation Change shall not change the approval of this Agreement or any other approval of the Company Board or any committee thereof with respect to this Agreement that would have the effect of causing any of the Takeover Laws of any state (including Delaware) or other similar statutes to be applicable to the transactions contemplated hereby, including the Merger.

(h) Nothing contained in this Section 5.3 shall prohibit the Company Board from taking and disclosing a position contemplated by Item 1012(a) of Regulation M-A, Rule 14e 2(a) under the Exchange Act or Rule 14d 9 under the Exchange Act; provided, however, that neither the Company nor the Company Board (or any committee thereof) shall be permitted to recommend that the stockholders of the Company tender any securities in connection with any tender or exchange offer (or otherwise approve, endorse or recommend any Acquisition Proposal), unless in each case, in connection therewith, the Company Board effects an Adverse Recommendation Change in accordance with Section 5.3(e); provided, further that if any such disclosure relates to an Acquisition Proposal (other than a “stop, look and listen” communication or similar communication of the type contemplated by Rule 14d-9(f) under the Exchange Act), it shall be deemed to be an Adverse Recommendation Change unless the Company Board expressly reaffirms the Company Recommendation and rejects any Acquisition Proposal within ten (10) Business Days after such stop, look and listen communication.

(i) For purposes of this Agreement:

(i) “Acceptable Confidentiality Agreement” means a customary confidentiality agreement containing terms substantially similar to, and (taken as a whole) no less favorable to the Company than, those set forth in the Confidentiality Agreement (as defined in Section 5.5(b) hereof); provided, that such confidentiality agreement shall not prohibit compliance with any of the provisions of this Agreement and shall include a standstill provision no more favorable to the other party thereto than the standstill in the Confidentiality Agreement (as modified by this Agreement) is to Parent.

(ii) “Acquisition Proposal” means any proposal or offer (whether or not in writing) by any Person or group (as defined in Section 13(d) of the Exchange Act) with respect to any (A) merger, consolidation, share exchange, other business combination or similar transaction involving the Company or any of its Subsidiaries pursuant to which the holders of the voting power of the Company immediately prior to such transaction own 85% or less of the voting power of the surviving or resulting entity immediately following the transaction, (B) sale, lease, contribution or other disposition, directly or indirectly (including by way of merger, consolidation, share exchange, other business combination, partnership, joint venture, sale of capital stock of or other equity interests in a Subsidiary of the Company or otherwise) by the Company or any of its Subsidiaries to any Person or group (as defined in Section 13(d) of the Exchange Act) of any business or assets of the Company or any of its Subsidiaries representing 15% or more of the consolidated revenues, net income or assets of the Company and its Subsidiaries, taken as a whole, (C) issuance, sale or other disposition, directly or indirectly, to any Person or group (as defined in Section 13(d) of the Exchange Act) of securities (or options, rights or warrants to purchase, or securities convertible into or exchangeable for, such securities) by the Company or any of its Subsidiaries representing 15% or more of the voting power of the Company, (D) any single or related transactions with a Person or group (as defined in Section 13(d) of the Exchange Act) to which the Company or any of its Subsidiaries is a party in which the holders of the voting power of the Company immediately prior to such transaction own 85% or less of the voting power of the Company immediately following the transaction, (E) any tender or exchange offer for equity securities of the Company in which any Person or group (as defined in Section 13(d) of the Exchange Act) shall acquire, directly or indirectly, beneficial ownership, or the right to acquire beneficial ownership, of 15% or more of the voting securities of the Company or (F) any combination of the foregoing (in each case, other than the Merger).

(iii) “Superior Proposal” means any bona fide written offer made by a third party or group (as defined in Section 13(d) of the Exchange Act) pursuant to which such third party or group would acquire or own, directly or indirectly, more than 70% of the voting securities of the Company or substantially all of the assets of Company and its Subsidiaries, taken as a whole, on terms which the Board of Directors of the Company determines in good faith (after consultation with outside counsel and a financial advisor of nationally recognized reputation) to be superior from a financial point of view to the stockholders of the Company to the Merger, taking into account all the terms and conditions of such proposal and this Agreement (including (A) the Termination Fee and any changes proposed by Parent to the terms of this Agreement (B) the likelihood that such transaction will be completed, taking into account all financial, regulatory, legal and other aspects of such offer and (C) any necessary financing (including with respect to any indebtedness that could be required to be repaid in connection with the transactions contemplated by such offer).

(j) Any action taken or not taken by any Representative of the Company or any of its Subsidiaries that if taken or not taken by the Company would constitute a breach of this Section 5.3 shall be deemed a breach of this Agreement by the Company; provided, however, that, without limiting in any way the terms of this Section 5.3, no action taken or not taken by any Representative who is not an officer, director or employee of the Company shall be considered for purposes of Section 7.1(c)(i) or Section 7.1(c)(iii) unless one or more officers or the directors of the Company or any of its Subsidiaries has directly or indirectly authorized or directed the Representative to take such action or any similar action or knowingly permitted the Representative to take such action or any similar action (in which case, this proviso will not apply to such action or inaction).

Section 5.4 Preparation of the Proxy Statement; Stockholders Meeting.

(a) As soon as practicable following the date of this Agreement, the Company shall prepare and, no later than April 7, 2011, file with the SEC a proxy statement in preliminary form relating to the Company Stockholders Meeting (the “Proxy Statement”). The Company will cause the Proxy Statement to comply as to form in all material respects with the applicable provisions of the Exchange Act and shall use its reasonable best efforts to cause the Proxy Statement to be mailed to stockholders of the Company as soon as reasonably practicable after (i) if the Company does not receive comments from the SEC with respect to the preliminary Proxy Statement and does not reasonably believe that it will receive comments, promptly following the tenth calendar day immediately following the date of filing of the preliminary Proxy Statement with the SEC and (ii) if the Company does receive comments from the SEC with respect to the preliminary Proxy Statement, clearance by the SEC with respect to such comments. Parent and Merger Sub shall cooperate with the Company in connection with the preparation of the Proxy Statement, including, but not limited to, furnishing to the Company any and all information regarding Parent and Merger Sub and their respective Affiliates as may be reasonably appropriate or required to be disclosed therein as promptly as possible after the date hereof. The parties shall notify each other promptly of the receipt of any comments from the SEC or its staff and of any request by the SEC or its staff for amendments or supplements to the

Proxy Statement or for additional information and shall supply each other with copies of all correspondence between such or any of its representatives, on the one hand, and the SEC or its staff, on the other hand, with respect to the Proxy Statement or the Merger.

(b) The Company and Parent each agrees, as to itself and its respective Subsidiaries, that none of the information supplied or to be supplied by it or its Subsidiaries for inclusion or incorporation by reference in the Proxy Statement or any amendment or supplement thereto will, at the date of mailing to stockholders and at the time of the meeting of stockholders of the Company to be held in connection with the Merger, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. If, at any time prior to receipt of the Company Stockholder Approval, any event occurs with respect to the Company, any Company Subsidiary, Parent or Merger Sub, or any change occurs with respect to other information to be included in the Proxy Statement, which is required to be described in an amendment of, or a supplement to, the Proxy Statement, the Company or Parent, as the case may be, shall promptly notify the other party of such event and the Company shall promptly file, with Parent’s cooperation, any necessary amendment or supplement to the Proxy Statement. The Company will also advise Parent, promptly after it receives notice thereof, of any request by the SEC for amendment of the Proxy Statement.

(c) Notwithstanding the foregoing, prior to filing or mailing the Proxy Statement (or any amendment or supplement thereto) or responding to any comments of the SEC with respect thereto, the Company shall (i) provide Parent an opportunity to review and comment on such document or response, (ii) include in such document or response all comments reasonably proposed by Parent and (iii) not file or mail such document, or respond to the SEC, prior to receiving the approval of Parent, which approval shall not be unreasonably withheld, conditioned or delayed.

(d) The Company shall, as soon as reasonably practicable following the date of this Agreement, duly call, give notice of, convene and hold a meeting of the holders of Shares (the “Company Stockholders Meeting”) for the purpose of seeking the Company Stockholder Approval. The notice of such Company Stockholders Meeting shall state that a resolution to adopt this Agreement will be considered at the Company Stockholders Meeting. Subject to Section 5.3(e), (x) the Company Board shall make the Company Recommendation and shall include the Company Recommendation and the Company Determination in the Proxy Statement and (y) the Company shall use its reasonable best efforts to solicit the Company Stockholder Approval. The Company shall not include in the Proxy Statement any proposal to vote upon or consider any Acquisition Proposal (other than the Merger). Except as provided herein, the Company shall not postpone or adjourn the Company Stockholders Meeting without the prior written consent of Parent. Notwithstanding the immediately preceding sentence, the Company may postpone or adjourn the Company Stockholders Meeting if (i) on the date which the Company Stockholders Meeting is scheduled, the Company has not received proxies representing a sufficient number of Shares to conduct business at the meeting or to obtain Company Stockholder Approval, whether or not a quorum is present, (ii) the Company is required to postpone or adjourn the Company Stockholders Meeting by applicable Law or (iii) the Company is negotiating with a third party with respect to an Acquisition Proposal in accordance with Section 5.3 and has delivered or reasonably expects that it will deliver a Notice of Superior Proposal or the Company Stockholders Meeting is reasonably expected to occur during, or within two (2) Business Days following, a Notice Period; provided, however, that the Company shall consult with Parent prior to making such adjournment or postponement and shall make such adjournment or postponement for the minimum amount of time (A) that Parent and the Company reasonably believe is necessary to obtain such proxies in the case of clause (i) above, (B) as is required by Law in the case of clause (ii) above or (C) as the Company Board determines in good faith is necessary to allow it to comply with its fiduciary duties to the stockholders of the Company under applicable Law or is necessary so that the Company Stockholders Meeting will not occur during the Notice Period. The Company shall adjourn or postpone the Company Stockholders Meeting at the request of Parent for up to ten (10) Business Days if an Acquisition Proposal (as defined in Section 7.3(c)) has been publicly made or disclosed or has become known to the stockholders of the Company (other than the Company’s officers and directors) and has not been withdrawn or the Company has delivered a Notice of Superior Proposal and the Company Stockholders Meeting would reasonably be expected to occur within ten (10) Business Days after the expiration of the Notice Period; provided, however, that if such adjournment or postponement would result in the Company Stockholders Meeting occurring less than 5 Business Days prior to the Outside Date, then the Company shall only be required to adjourn or postpone the meeting to a date 5 Business Days prior to the Outside Date.

Section 5.5 Access to Information; Confidentiality.

(a) From the date hereof to the Effective Time or the earlier termination of this Agreement, upon reasonable prior notice, the Company shall, and shall cause its Subsidiaries, officers, directors to and use its reasonable best efforts to cause its Representatives to, afford to Parent, Merger Sub and their respective Representatives reasonable access during normal business hours, consistent with applicable Law, to the Company’s and its Subsidiaries, officers, employees, properties, offices, other facilities and books and records, and shall furnish Parent, Merger Sub and their respective Representatives with all financial, operating and other data and information as Parent, Merger Sub and their respective Representatives shall reasonably request. Notwithstanding the foregoing, any such investigation or consultation shall be conducted in such a manner as not to interfere unreasonably with the business or operations of the Company or any of its Subsidiaries and any access to the property of the Company or any of its Subsidiaries shall comply with the Company’s reasonable security requirements. Notwithstanding the foregoing, neither the Company nor any of its Subsidiaries shall be required to provide access to or to disclose information where such access or disclosure would (i) constitute a waiver of the attorney-client privilege, work product doctrine or other privilege held by the Company or any of its Subsidiaries or (ii) otherwise violate applicable Law, provided that the Company has used its reasonable best efforts to provide such access or disclose such information in a manner that does not result in such a waiver or violation.

(b) Each of Parent and Merger Sub will hold and treat and will cause its Representatives to hold and treat in confidence all documents and information concerning the Company and its Subsidiaries furnished to Parent or Merger Sub in connection with the transactions contemplated by this Agreement in accordance with the Non-Disclosure Agreement between the Company and Parent dated as of November 17, 2010 (the “Confidentiality Agreement”), which Confidentiality Agreement shall survive the termination of this Agreement and remain in full force and effect in accordance with its terms, except that as of the date hereof and until the termination of this Agreement in accordance with its terms, the Confidentiality Agreement shall be deemed to be amended to remove Section 3 thereof (it being understood and agreed that the remainder of the Confidentiality Agreement shall remain in full force and effect in accordance with its terms and that following the termination of this Agreement in accordance with its terms, the full Confidentiality Agreement shall remain in full force and effect, notwithstanding the foregoing, to the extent provided therein).

Section 5.6 Further Action; Efforts.

(a) Subject to the terms and conditions of this Agreement, each party will use reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable Law to consummate the transactions contemplated by this Agreement, and no party hereto shall fail to use reasonable best efforts to take or cause to be taken any action that would reasonably be expected to prevent, impede or materially delay the consummation of the transactions contemplated hereby. Each party shall use its commercially reasonable efforts to obtain consents with respect to the Contracts listed on Section 3.4 of the Company Disclosure Letter to the extent Parent requests that such consent be sought. Notwithstanding the foregoing, nothing in this Agreement shall require Parent or Merger Sub to, and the Company shall not without the prior written consent of Parent, agree to any modification to or accommodation under any Contract or undertake any liability in connection with obtaining any consent under any Contract. In furtherance and not in limitation of the foregoing, each party hereto agrees to make, if required, appropriate filings under any Antitrust Law (as defined in Section 5.6(d) hereof), including an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the transactions contemplated hereby as promptly as practicable and in any event within ten Business Days of the date hereof and to supply as promptly as reasonably practicable and advisable any additional information and documentary material that may be requested pursuant to the HSR Act and to use reasonable best efforts to cause the expiration or termination of the applicable waiting periods under the HSR Act as soon as practicable, including by requesting early termination of the waiting period provided for in the HSR Act. The Company shall use good faith efforts to execute its existing plan to become compliant with applicable Payment Card Industry standards within a reasonable period of time.

(b) Each of Parent and Merger Sub, on the one hand, and the Company, on the other hand, shall, in connection with the efforts referenced in Section 5.6(a) to obtain all requisite approvals and authorizations for the transactions contemplated by this Agreement under the HSR Act or any other Antitrust Law, use its reasonable best efforts to (i) cooperate in all respects with each other in connection with any filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a private party, (ii) keep the other party reasonably informed of any communication received by such party from, or given by such party to, the Federal Trade Commission (the “FTC”), the Antitrust Division of the DOJ (the “Antitrust Division”) or any other U.S. or foreign Governmental Entity of competent jurisdiction and of any communication received or given in connection with any proceeding by a private party, in each case regarding any of the transactions contemplated hereby and (iii) permit the other party a reasonable opportunity to review any substantive written communication given by it to, and consult with each other in advance of any scheduled substantive meeting or conference with, the FTC, the Antitrust Division or any other Governmental Entity of competent jurisdiction or, in connection with any proceeding by a private party, with any other Person, and to the extent permitted by the FTC, the Antitrust Division or such other Governmental Entity of competent jurisdiction or other Person, give the other party the reasonable opportunity to attend and participate in such meetings and conferences. Notwithstanding the foregoing, the Company and Parent may, as each deems advisable and necessary, reasonably designate any competitively sensitive material provided to the other side under this Section 5.6(b) as “Antitrust Counsel Only Material.” Such materials and the information contained therein shall be given only to the outside counsel regarding Antitrust Law of the recipient and will not be disclosed by outside counsel to employees, officers, directors or consultants of the recipient or any of its Affiliates unless express permission is obtained in advance from the source of the materials (the Company or Parent, as the case may be) or its legal counsel. Each of the Company and Parent shall cause its respective counsel regarding Antitrust Law to comply with this Section 5.6(b). Notwithstanding anything to the contrary in this Section 5.6(b), materials provided to the other party or its counsel may be redacted to remove references concerning the valuation of the Company and privileged communications.

(c) Subject to the terms and conditions of this Agreement, Parent and the Company shall, from the date of this Agreement until the Closing Date, use their respective reasonable best efforts to avoid the entry of, or to have vacated or terminated, any decree, order or judgment that would restrain, prevent or delay the Closing. Notwithstanding anything in this Agreement to the contrary, in order to obtain the approvals and authorizations for the transactions contemplated by this Agreement under the HSR Act or any other Antitrust Law, neither Parent nor any of its Subsidiaries or Affiliates shall be obligated to, and neither the Company nor any of its Subsidiaries shall without the prior written consent of Parent (which consent shall be in sole discretion of Parent), (i) proffer to, agree to or become subject to any order, judgment or decree to, sell, license or dispose of or hold separate or sell, license or dispose of or hold separate before or after the Closing, any of the assets, businesses, product lines or interest in any assets or businesses of Parent or any of its Affiliates or any material portion of the assets, business product lines or interest in any assets of the Company or any of its Subsidiaries or to consent to any sale, license, or disposition, or agreement to sell, license or dispose of, by the Company or any of its Subsidiaries, any material portion of the assets, businesses or product lines of the Company or any of its Subsidiaries, (ii) proffer to, agree to, or become subject to any order, judgment or decree to make or accept, any changes, modifications, limitations or restrictions in the operations of any assets or businesses of Parent or any material portion of the assets or businesses of the Company or any of its Subsidiaries (provided that Parent need not agree to any such items with respect to the Company and its Subsidiaries if any of such changes, modifications, limitations or restrictions have any effect on the operations, business or assets of Parent or any of its other Subsidiaries that would be material (with materiality based on the size of the Company and its Subsidiaries rather than the size of Parent and its Subsidiaries)), any Contract to which Parent or any of its Subsidiaries is a party or otherwise bound or any Material Contract to which the Company or any of its Subsidiaries is a party or otherwise bound or any of the relationships of Parent or any of its Subsidiaries or any material relationship of the Company or any of its Subsidiaries with any other Persons (contractual or otherwise), or (iii) proffer to or agree to any concession, accommodation or liability (except as would not be prohibited by clause (i) and (ii)) (the items in clauses (i) through (iii), to the extent related to or arising out of this Agreement or any of the transactions contemplated hereby in order to obtain the approvals and authorizations for the transactions contemplated by this Agreement under the HSR Act or any other Antitrust

Law, including the filings made in connection with this Section 5.6, each a “Burdensome Action”). The parties understand and agree that the Company and its Subsidiaries shall not take, offer or agree to any of the actions described in clauses (i) through (iii) above (for purposes of this sentence reading such clauses without the references to material) unless Parent has provided its prior written consent, which consent shall be granted with respect to any actions that are required to be taken pursuant to the terms of this Agreement within a time period that would permit the Merger to be consummated prior to the Outside Date if all of the other conditions to the parties obligations are satisfied or waived (other than conditions that may only be satisfied on the Closing Date).

(d) For purposes of this Agreement, “Antitrust Law” means the Sherman Act, as amended, the Clayton Act, as amended, the HSR Act, the Federal Trade Commission Act, as amended, Foreign Antitrust Laws and all other Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.

Section 5.7 Employee Benefits Matters.

(a) Following the Effective Time, except for purposes of determining eligibility for retiree health and welfare benefits, Parent shall give each employee of the Company, the Surviving Corporation or their respective Subsidiaries who shall have been employees of the Company or any of its Subsidiaries immediately prior to the Effective Time (“Continuing Employees”) full credit for prior service with the Company or its Subsidiaries (and any predecessor companies thereto) to the extent such service would be recognized if it had been performed as an employee of Parent for purposes of (i) eligibility and vesting under any Parent Employee Plans (as defined below), but not for benefit accrual purposes under any defined benefit plan of Parent, and (ii) unless covered under another arrangement with or of Parent or the Surviving Corporation, determination of benefit levels under any Parent Employee Plan or policy of general application (including, but not limited to, for purposes of vacation, sick and paid time off accrual and severance pay entitlement) in either case for which the Continuing Employees are otherwise prospectively eligible and in which the Continuing Employees are offered participation, but except where such credit would result in a duplication of benefits. For the avoidance of doubt, no Continuing Employee shall be retroactively eligible for any Parent Employee Plan, including any such Parent Employee Plan that was frozen prior to the Effective Time. In addition, Parent shall waive, or cause to be waived, any pre-existing conditions limitations, eligibility waiting periods, evidence of insurability, physical examination and, with respect to Continuing Employees on disability leave, actively-at-work requirements, under any medical, dental, pharmaceutical, vision, disability and/or similar plan of Parent or its Subsidiaries to the same extent such limitations or requirements would not have been applicable to such Continuing Employee under the terms of any comparable plan of the Company and its Subsidiaries. For purposes of this Agreement, the term “Parent Employee Plan” means any “employee pension benefit plan” (as defined in Section 3(2) of ERISA), “employee welfare benefit plan” (as defined in Section 3(1) of ERISA), and any other formal written plan or policy under which service with Parent is relevant to eligibility, vesting and/or level of benefits, for the benefit of, or relating to, the current employees of Parent or its Subsidiaries and with respect to which eligibility has not been frozen. Any vacation or paid time off accrued but unused by a Continuing Employee as of immediately prior to the Effective Time shall be credited to such

Continuing Employee following the Effective Time, and shall not be subject to accrual limits or other forfeiture policies for the calendar year in which the Closing occurs, other than the current limits and policies of the Company.

(b) For a period of one year following the Effective Time, Parent shall (or Parent shall cause its Subsidiaries to) provide (i) at least the same level of base salary or base wages to each Continuing Employee as the base salary or base wages provided to each such Continuing Employee immediately prior to the Effective Time, and (ii) benefits and severance payments (other than equity-based benefits, defined benefit pension plan benefits and individual employment agreements) to each Continuing Employee that, taken as a whole, are substantially similar in the aggregate to the benefits and severance payments (other than equity based benefits, defined benefit pension plan benefits and individual employment agreements) provided to similarly situated employees of Parent and its Subsidiaries; provided, that, in Parent’s discretion, Parent may provide Continuing Employees with benefits in accordance with one or more of the Company Plans as in effect prior to the Effective Time, which shall be deemed for purposes of clause (ii) to provide substantially similar benefits to the comparable programs provided by Parent to its similarly situated employees; provided, further, that nothing herein is intended to result in a duplication of benefits.

(c) To the extent that the Continuing Employees commence participation in the Parent Employee Plans in the calendar year containing the Closing Date, Parent shall (or shall cause its Subsidiaries to) cause any eligible expenses incurred by a Continuing Employee and his or her covered dependents during the portion of the calendar year of the Company Plan ending on the date such employee’s participation in the corresponding Parent Employee Plan begins to be given full credit under such Parent Employee Plan for purposes of satisfying all deductible and maximum out-of-pocket requirements applicable to such Continuing Employee and his or her covered dependents for the applicable calendar year as if such amounts had been paid in accordance with such Parent Employee Plan, and Parent shall (or shall cause its Subsidiaries to) credit the accounts of such Continuing Employees under any Parent Employee Plan which is a flexible spending plan with any unused balance in the account of such Continuing Employee under the applicable Company Plan.

(d) Nothing contained herein shall be construed as requiring, and the Company shall take no action that would have the effect of requiring, Parent or the Surviving Corporation to continue any specific employee benefit plans or to continue the employment of any specific person. The provisions of this Section 5.7 are for the sole benefit of the parties to this Agreement and nothing herein, expressed or implied, is intended or shall be construed to (i) constitute an amendment to any of the compensation and benefits plans maintained for or provided to Continuing Employees prior to or following the Effective Time, (ii) impede or limit Parent, the Company, the Surviving Corporation or any of their Affiliates from amending or terminating any Company Plan following the Effective Time or (iii) confer upon or give to any person (including for the avoidance of doubt any current or former employees, directors, or independent contractors of the Company or any of its Subsidiaries, or on or after the Effective Time, the Surviving Corporation or any of its subsidiaries), other than the parties hereto and their respective permitted successors and assigns, any legal or equitable or other rights or remedies (with respect to the matters provided for in this Section 5.7) under or by reason of any provision of this Agreement.

Section 5.8 Notification of Certain Matters. From the date of this Agreement until the Effective Time, the Company shall promptly notify Parent of (a) any inaccuracy in or breach of any representation, warranty or covenant contained in this Agreement if such inaccuracy or breach would cause the conditions in Section 6.2(a) (with respect to representations and warranties of the Company) and Section 6.2(b) (with respect to covenants) to fail to be satisfied at the Effective Time, (b) any Actions against the Company or any of its Subsidiaries commenced, or to its knowledge, threatened in writing against the Company or any of its Subsidiaries relating to or involving this Agreement or the transactions contemplated hereby and (c) the receipt of any written communication received from any Person alleging that a material consent of such Person is or may be required in connection with the transactions contemplated by this Agreement or from any Governmental Entity in connection with the transactions contemplated by this Agreement. From the date of this Agreement until the Effective Time, Parent shall promptly notify the Company of (a) any inaccuracy in or breach of any representation, warranty or covenant contained in this Agreement if such inaccuracy or breach would cause the conditions in Section 6.3(a) (with respect to representations and warranties of Parent) and Section 6.3(b) (with respect to covenants) to fail to be satisfied at the Effective Time (b) any Actions against Parent or Merger Sub commenced, or to its knowledge, threatened in writing against Parent or Merger Sub relating to or involving this Agreement or the transactions contemplated hereby or (c) the receipt of any written communication received from any Person alleging that a material consent of such Person is or may be required in connection with the transactions contemplated by this Agreement or from any Governmental Entity in connection with the transactions contemplated by this Agreement. The delivery of any notice pursuant to this Section 5.8 shall not (i) cure any breach of, or non-compliance with, any other provision of this Agreement or (ii) limit the remedies available to the party sending or receiving such notice.

Section 5.9 Indemnification, Exculpation and Insurance.

(a) Without limiting any additional rights that any director or employee may have under any agreement or Company Plan, from the Effective Time through the sixth anniversary of the date on which the Effective Time occurs (the “Indemnification Period”), Parent shall, and shall cause the Surviving Corporation to, indemnify and hold harmless each current (as of the Effective Time) and each former officer or director of the Company or any of its Subsidiaries (collectively, the “Indemnified Parties”), from and against any and all claims, losses, liabilities, damages, judgments, inquiries, fines and fees, amounts paid in settlement, costs and expenses, including actual attorneys’ fees and disbursements (collectively, “Costs”) incurred in connection with any Action, whether civil, criminal, administrative or investigative, directly or indirectly arising out of or pertaining to the fact that the Indemnified Party is or was an officer, director or fiduciary of an Acquired Company or any of the transactions contemplated by this Agreement, whether asserted or claimed prior to, at or after the Effective Time, to the same extent provided under the Company Constituent Documents (or, as relevant, those of the applicable Subsidiary of the Company) as of the date of this Agreement and any Contracts existing between any Indemnified Party and an Acquired Company as of the date of this Agreement. In the event of any such Action, each Indemnified Party shall be entitled to advancement of expenses incurred in the defense of any Action from Parent or the Surviving Corporation to the same extent provided under the Company Constituent Documents (or, as relevant, those of the applicable Subsidiary of the Company) as of the date of this Agreement and any Contracts existing between any Indemnified Party and an Acquired Company as at the date hereof. Notwithstanding anything to the contrary herein (but subject to any superior rights contained in the Company Constituent Documents (or, as relevant, those of the applicable Subsidiary of the Company) or applicable indemnification agreements to which any Acquired Company is a party), prior to making any payment or advance in respect of the indemnification obligations set forth in this Section 5.9, the Person who is requesting such indemnification or advance shall agree to repay such payments or advances if it is ultimately determined that such Person is not entitled to indemnification.

(b) Except as may be required by applicable Law, Parent and the Company agree that during the Indemnification Period, all rights to indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time and rights to advancement of expenses relating thereto now existing in favor of any Indemnified Party as provided in the Company Constituent Documents (or, as relevant, those of the Subsidiary) or in any Contract between such Indemnified Party and an Acquired Company shall survive the Merger and continue in full force and effect, and during the Indemnification Period shall not be amended, repealed or otherwise modified in any manner that would adversely affect any right thereunder of any such Indemnified Party. In addition, during the Indemnification Period, the Surviving Company and its Subsidiaries shall (and Parent shall cause the Surviving Company and its Subsidiaries to) cause the certificate of incorporation and bylaws (and other similar organizational documents) of the Surviving Company and its Subsidiaries to contain provisions with respect to indemnification, exculpation and the advancement of expenses, covering acts and omissions of directors and officers (and any other employees or agents who otherwise would be entitled to similar benefits thereunder pursuant to the terms thereof in effect immediately prior to the Effective Time), in each case in their respective capacities as such, occurring at or prior to the Effective Time, to the fullest extent permitted by applicable Law and during the Indemnification Period, such provisions shall not be repealed, amended or otherwise modified in any manner except as required by applicable Law.

(c) Parent shall cause the Surviving Corporation to continue to maintain in effect for a period of six years from the Effective Time for the Persons who, as of the date of this Agreement, are covered by the Company’s and its Subsidiaries’ directors’ and officers’ liability insurance policies (“D&O Insurance”), D&O Insurance with terms and conditions (including scope and coverage amounts) that are, taken as a whole, at least as favorable as provided in the Company’s and its Subsidiaries’ policies as of the date hereof, or, if such insurance is unavailable, the Surviving Company shall purchase the best D&O Insurance reasonably available for such six-year period with terms and conditions (including scope and coverage amounts) that are, taken as a whole, at least as favorable as provided in the Company’s and its Subsidiaries’ policies as of the date hereof. Parent may satisfy its obligations under the prior sentence of this Section 5.9(c) by, prior to the Effective Time, purchasing and maintaining for the full Indemnification Period one or more prepaid “tail” insurance policies to be effective at the Effective Time covering the Persons who, as of immediately prior to the Effective Time, are covered by the Company’s existing D&O Insurance, with a claims period of at least six years from the Effective Time with terms and conditions (including scope and coverage amounts) that are, taken as a whole, at least as favorable as the Company’s and its Subsidiaries’ existing D&O Insurance as of the date hereof, for claims arising from facts or events that occurred at or prior to the Effective Time, covering without limitation the transactions contemplated hereby. The maximum annual premium for such D&O Insurance that Parent shall be required to expend shall not exceed three hundred percent (300%) of the total current annual D&O Insurance premium for the Company’s D&O Insurance policies in effect on the date hereof, which policies and current total annual premiums are set forth in Section 3.18 of the Company Disclosure Letter; and if such amount is not sufficient to purchase D&O Insurance in such maximum amount, then Parent shall purchase such amount of insurance with the best coverage reasonably available as can be purchased for an annual amount that is equal to three hundred percent (300%) of the total current annual premium for such policies as in effect on the date hereof, which total annual premiums are set forth in Section 3.18 of the Company Disclosure Letter. Parent shall cause the Surviving Corporation to comply with its obligations under such policies for the full term of at least six years.

(d) Notwithstanding anything herein to the contrary, if any Action (whether arising before, at or after the Effective Time) with respect to which an Indemnified Party is entitled to indemnification is instituted against any Indemnified Party on or prior to the sixth anniversary of the Effective Time, then the provisions of this Section 5.9 shall continue in effect until the final disposition of such Action.

(e) The indemnification provided for herein shall not be deemed exclusive of any other rights to which an Indemnified Party is entitled, whether pursuant to Law, Contract or otherwise. After the Effective Time, the obligations set forth in this Section 5.9 shall not be terminated, amended or otherwise modified in any manner that adversely affects any Indemnified Person (or any other person who is a beneficiary under the D&O Insurance or the “tail” policy referred to in Section 5.9(c) (and their heirs and representatives)) without the prior written consent of such affected Indemnified Person or other person who is a beneficiary under the D&O Insurance or the “tail” policy referred to in Section 5.9(c) (and their heirs and representatives). The provisions of this Section 5.9 shall survive the consummation of the Merger and, notwithstanding any other provision of this Agreement that may be to the contrary, expressly are intended to benefit, and shall be enforceable by, each of the Indemnified Parties and their respective heirs and legal representatives.

(f) In the event that the Surviving Corporation or Parent or any of their respective successors or assigns (i) consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or a majority of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of the Surviving Corporation or Parent, as the case may be, shall succeed to the obligations set forth in this Section 5.9.

Section 5.10 Rule 16b-3. Prior to the Effective Time, the Company shall take such steps as may be reasonably necessary or advisable hereto to cause dispositions of Company equity securities (including derivative securities) by each individual who is subject to the requirements of Section 16(a) of the Exchange Act pursuant to the transactions contemplated by this Agreement by each individual who is a director or officer of the Company to be exempt under Rule 16b 3 promulgated under the Exchange Act.

Section 5.11 Anti-Takeover Statute. If any Takeover Law is or may become applicable to this Agreement (including the Merger and the other transactions contemplated hereby), each of the Company, Parent and Merger Sub and their respective boards of directors shall use reasonable best efforts to grant all such approvals and take all such actions as are reasonably necessary or appropriate so that such transactions may be consummated as promptly as practicable hereafter on the terms contemplated hereby, and otherwise act reasonably to eliminate or minimize the effects of such Law on such transactions.

Section 5.12 Stockholder Litigation. The Company shall provide Parent with prompt notice of and copies of all proceedings and correspondence relating to any Action against the Company, any of its Subsidiaries or any of their respective directors or officers by any stockholder of the Company arising out of or relating to this Agreement or the transactions contemplated by this Agreement. The Company shall give Parent the opportunity to participate in the defense or settlement of any such stockholder Action, shall give due consideration to Parent’s advice with respect to such stockholder Action.

Section 5.13 Public Announcements. The initial press release relating to this Agreement shall be a joint press release and thereafter, each of Parent and Merger Sub, on the one hand, and the Company, on the other hand, shall consult with each other before issuing, and give each other a reasonable opportunity to review and comment upon, any press release or other public statements with respect to this Agreement, the Merger and the other transactions contemplated hereby and shall not issue any such press release or make any public announcement without the prior consent of the other party (which consent shall not be unreasonably withheld, conditioned or delayed) except and solely to the extent required by applicable Law, court process or by obligations pursuant to any listing agreement with any national securities exchange or securities quotation system. The restrictions set forth in this Section 5.13 shall not apply to any release, announcement or disclosure made or proposed to be made by the Company or Parent with respect to an Acquisition Proposal, Adverse Recommendation Change or Superior Proposal, which shall be subject to the terms of Section 5.3.

Section 5.14 Company Equity Awards. Promptly following the execution of this Agreement, the Company shall adopt such resolutions and take all necessary actions to effect the transactions described in Section 2.1(d). Promptly following the taking of such actions, the Company shall, after consultation with Parent, deliver to the holders of Company Stock Options, Restricted Shares, Restricted Stock Units and Stock Appreciation Rights, any required notices setting forth such holders’ rights pursuant to the Company Equity Plans and this Agreement. Parent, Merger Sub and their counsel shall be given a reasonable opportunity to review and comment on any such notices prior to the mailing thereof to the holders of Company Stock Options, Restricted Shares, Restricted Stock Units and Stock Appreciation Rights, and the Company shall give reasonable and good faith consideration to all additions, deletions, changes or other comments suggested by Parent, Merger Sub and their counsel.

Section 5.15 Proposed Amendments

If requested by Parent, the Company shall use its commercially reasonable efforts to negotiate and enter into amendments to the Contracts to which it and/or any of its Subsidiaries is a party that contain terms of the type described in Section 3.17(b)(ii) to remove such terms.

Section 5.16 Form S-8. Parent agrees to file with the SEC, no later than five (5) Business Days after the date on which the Effective Time occurs, a registration statement on Form S-8 (or any successor form or other applicable form if a Form S-8 is for any reason unavailable for use by Parent at such time), relating to the shares of common stock of Parent underlying the assumed Company Equity Awards and shall use reasonable best efforts to maintain the effectiveness of such registration statement thereafter for so long as any of such Company Equity Awards remain outstanding.

Section 5.17 Real Estate Matters. The Company shall, promptly following the date of this Agreement, commence those actions necessary to comply with the New Jersey Industrial Site Remediation Act, N.J. S.A. 13:1K and its corresponding regulations (the “ISRA”), including, as appropriate, qualifying for a de minimis exception under ISRA, making any required notifications in a timely manner, hiring a licensed site remediation professional (the “LSRP”) to commence the process to comply with the ISRA, filing a general information notice with the New Jersey Department of Environmental Protection (the “NJDEP”), and promptly commencing the preliminary site assessment contemplated by ISRA (collectively, the “Initial Compliance Steps”). The Company shall use environmental consultants reasonably acceptable to Parent. Parent hereby approves Golder & Associates as such an acceptable consultant and as the LSRP. Parent shall have the right to review the proposed scope of work for the preliminary assessment, as well as drafts of the report, and to provide reasonable comments to such materials, which Parent shall do on a reasonably prompt basis. The Company agrees to pursue the Initial Compliance Steps diligently and shall use reasonable best efforts to complete the preliminary assessment report such that it is available to Parent as soon as reasonably possible, and shall use reasonable best efforts for it to be delivered to Parent no later than five (5) business days prior to the Effective Time. The Company agrees to consult with Parent regarding available options for compliance based on the findings of the preliminary assessment report and the Company shall not commit to a specific course of action regarding such findings without Parent’s prior consent, which consent shall not unreasonably be conditioned, withheld or delayed. Notwithstanding anything to the contrary herein, if all required actions to comply with ISRA cannot reasonably be (or have not been) fully performed prior to the first date upon which the Effective Time could otherwise occur (based on the conditions set forth in Article VI and assuming for such determination that ISRA were not applicable to the Merger or that the Company had fully complied with ISRA as of the date of such determination), then the Company shall (or, if Parent waives such obligation, the Company may) file a remediation certification with the NJDEP for the purpose of removing any restrictions under ISRA to the consummation of the Merger prior to completion of the ISRA process. If the Company fails to commence, or unreasonably delays the actions required under this Section 5.17, Parent may proceed to undertake those steps necessary to secure ISRA compliance as of the Effective Time.

ARTICLE VI

CONDITIONS PRECEDENT

Section 6.1 Conditions to Each Party’s Obligations to Effect the Merger. The respective obligations of each party to effect the Merger are subject to the satisfaction at or prior to the Effective Time of each of the following conditions any and all of which may be waived, in whole or in part, by Parent, Merger Sub or the Company, as the case may be, to the extent permitted by applicable Law:

(a) Stockholder Approval. The Company shall have obtained the Company Stockholder Approval.

(b) Other Regulatory Approvals. (i) All waiting periods (and any extension thereof) under the HSR Act relating to the transactions contemplated hereby will have expired or been terminated, (ii) all approvals, authorizations and consents of any Governmental Entity required to consummate the Merger shall have been obtained and remain in full force and effect, except for such approvals, authorizations and consents that if not obtained would not, individually or in the aggregate, have, or reasonably be expected to have, a Material Adverse Effect and (iii) all approvals, authorizations and consents of any Governmental Entity set forth on Schedule 6.1(b) shall have been obtained and remain in full force and effect.

(c) No Injunctions, Orders or Restraints; Illegality. No court of competent jurisdiction or other Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law (whether temporary, preliminary or permanent) that is in effect that restrains, enjoins or otherwise prohibits or makes illegal the consummation of the Merger or any of the other transactions contemplated hereby.

Section 6.2 Conditions to Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to effect the Merger are further subject to the satisfaction of the following conditions, any one or more of which may be waived by Parent at or prior to the Effective Time:

(a) Representations and Warranties. The representations and warranties of the Company (i) set forth in Article III (other than those set forth in the first sentence and clause (ii) of the second sentence of Section 3.2(a), the first and second sentence of Section 3.2(b), the first and last sentence of each of Section 3.2(c), (d), (f), (g) and (i) (Capital Stock) (collectively, the “Specified Capitalization Representations”), those set forth in Section 3.3(a) (Authority) (the “Authority Representations”) and those described in clauses (iii), (iv), (v) or (vi) below) shall be true and correct both when made and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), except where the failure of such representations and warranties to be so true and correct (without giving effect to any qualification as to materiality, Material Adverse Effect or similar qualification set forth therein) does not have, has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (ii) constituting Specified Capitalization Representations shall be true and correct in all respects when made and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), except to the extent the failures of such representations and warranties to be true and correct individually and in the aggregate would not result in an increase in the aggregate consideration payable by Parent in connection with the Merger pursuant to Section 2.1(c), Section 2.1(d) and Section 2.1(e) and an increase in the amount of outstanding indebtedness for borrowed money (as defined in Section 3.2(i)) of the Company and its Subsidiaries by 0.75% or more, in the aggregate, as compared to what such aggregate amount would have been if the Specified Capitalization Representations had been true and correct in all respects; (iii) set forth in Section 3.17(b)(ii) (Contracts) and Section 3.17(b)(vi)

(Contracts), in each case solely to the extent such Contracts are with a Person set forth on Schedule 6.2(a)(iii) and such Contracts purport to limit the operations of any Affiliate of the Company (other than the operation of the Company and its Subsidiaries or any Affiliate’s operation of the Company and its Subsidiaries), shall be true and correct in all material respects when made and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), (iv) constituting the Authority Representations shall be true and correct in all material respects when made and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), (v) set forth in the second sentence of Section 3.1(a) shall each be true and correct in all material respects when made and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date) and (vi) set forth in Section 3.17(b)(vii) shall be true and correct in all material respects when made and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), and Parent shall have received a certificate signed on behalf of the Company by an executive officer of the Company, dated as of the Closing Date, to the foregoing effect. If the Company is entitled to indemnification under the Agreement and Plan of Merger, dated December 27, 2009, by and among the Company, SILK Acquisition Corp., Salu, Inc. and the other parties thereto (the “Salu Agreement”) with respect to a matter that has given rise to the failure of a representation or warranty described in Section 6.2(a)(ii) or Section 6.2(a)(v) to be true and correct, the determination whether the conditions provided for in Section 6.2(a)(ii) or Section 6.2(a)(v) have been satisfied, as applicable, shall be made after offsetting the amount the Company is entitled to recover from the escrow fund as contemplated by the Salu Agreement against the potential monetary damages arising from or related to the failure to be true and correct of the representations or warranties described in Section 6.2(a)(ii) or Section 6.2(a)(v).

(b) Performance and Obligations of the Company. The Company shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time, and Parent shall have received a certificate signed on behalf of the Company by an executive officer of the Company, dated as of the Closing Date, to the foregoing effect.

(c) Company Material Adverse Effect. Since the date of this Agreement, there shall not have been any condition, event, change, circumstance, effect, state of facts or development that, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect that is continuing.

(d) No Burdensome Condition. No court of competent jurisdiction or other Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law (whether temporary, preliminary or permanent) that is in effect that, individually or in the aggregate requires a Burdensome Action (collectively, a “Burdensome Condition”).

(e) No Pending or Overtly Threatened Actions. No Action shall have been overtly threatened in writing or commenced and be pending by any Governmental Entity of competent jurisdiction wherein a judgment would, individually or in the aggregate with other such judgments that have been entered, or that are being sought, by a Governmental Entity or have been so overtly threatened in writing to be sought by a Governmental Entity, have or would reasonably be expected to have any of the effects referred to in Section 6.1(c) or Section 6.2(d).

Section 6.3 Conditions to Obligations of the Company. The obligation of the Company to effect the Merger is further subject to the satisfaction of the following conditions, any one or more of which may be waived by the Company at or prior to the Effective Time:

(a) Representations and Warranties. The representations and warranties of Parent and Merger Sub (i) set forth in Article IV (other than those set forth in Section 4.2(a) (Authority)) shall be true and correct both when made and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), except where the failure of such representations and warranties to be so true and correct (without giving effect to any qualification as to materiality, Parent Material Adverse Effect or similar qualification set forth therein) does not have, has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect and (ii) set forth in Section 4.2(a) (Authority) shall be true and correct in all respects when made and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), and the Company shall have received a certificate signed on behalf of Parent and Merger Sub by an authorized officer of each, dated as of the Closing Date, to the foregoing effect.

(b) Performance of Obligations of Parent and Merger Sub. Each of Parent and Merger Sub shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time, and the Company shall have received a certificate signed on behalf of Parent and Merger Sub by an authorized officer of Parent and Merger Sub, dated as of the Closing Date, to the foregoing effect.

ARTICLE VII

TERMINATION, AMENDMENT AND WAIVER

Section 7.1 Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, notwithstanding approval thereof by the stockholders of the Company, except as otherwise indicated in Section 7.1(c)(ii) and Section 7.1(d)(ii) (with any termination by Parent also being an effective termination by Merger Sub), only as follows:

(a) by mutual written consent of Parent and the Company at any time;

(b) by either Parent or the Company:

(i) if any court of competent jurisdiction or other Governmental Entity of competent jurisdiction shall have issued a judgment, order, injunction, rule or decree, or taken any other action that permanently restrains, enjoins, prohibits or makes illegal the consummation of the Merger and such judgment, order, injunction, rule, decree or other action shall have become final and nonappealable; provided, however, that the right to terminate this Agreement under this Section 7.1(b)(i) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the principal cause of such judgment, order, injunction, rule, decree or other action;

(ii) if, upon a vote taken to adopt this Agreement at any duly held and completed Company Stockholders Meeting (or at any adjournment or postponement thereof) held to obtain the Company Stockholder Approval, the Company Stockholder Approval is not obtained; provided, however, that the right to terminate this Agreement pursuant to this Section 7.1(b)(ii) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the principal cause of the failure to obtain the Company Stockholder Approval at any Company Stockholders Meeting or at any adjournment or postponement thereof; or

(iii) if the Effective Time shall not have occurred on or before November 24, 2011 (the “Outside Date”); provided, however, that the right to terminate this Agreement pursuant to this Section 7.1(b)(iii) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the principal cause of the failure of the Effective Time to occur on or before the Outside Date;

(c) by Parent:

(i) if, at any time prior to the Effective Time, (A) (x) any of the representations or warranties of the Company herein shall be untrue or inaccurate on the date of this Agreement or shall become untrue or inaccurate, in each case, such that the condition set forth in Section 6.2(a) would not be satisfied, or (y) the Company shall have breached or failed to perform any of its covenants or agreements set forth in this Agreement, in each case, such that the condition set forth in Section 6.2(b) would not be satisfied; and (B) such untruth, inaccuracy or breach is not cured within thirty (30) calendar days after written notice to the Company (or, if less, the number of calendar days remaining until the Outside Date) describing such breach in reasonable detail; provided that Parent shall not have the right to terminate this Agreement pursuant to this Section 7.1(c)(i) if Parent or Merger Sub is then in material breach of any of its representations, warranties, covenants or agreements set forth in this Agreement;

(ii)(A) at any time prior to the receipt of the Company Stockholder Approval, if the Company Board or any committee thereof shall have (1) effected or permitted an Adverse Recommendation Change (whether or not permitted to do so under the terms of this Agreement), (2) adopted or approved or publicly endorsed, publicly declared advisable or publicly recommended to the Company’s stockholders, an Acquisition Proposal other than the Merger or caused or permitted the Company or any of its Subsidiaries to enter into any Alternative Acquisition Agreement, or (3) failed to publicly reaffirm its recommendation of this Agreement within ten (10) Business Days following receipt of a written request by Parent to provide such reaffirmation following the public announcement of an Acquisition Proposal, (4) failed to include in the Proxy Statement the Company Determination or Company Recommendation or included in the Proxy Statement any proposal to vote upon or consider any Acquisition Proposal other than the Merger, or (B) if the Company Board or any committee thereof shall have failed to recommend against a competing tender offer or exchange offer for ten percent (10%) or more of the outstanding capital stock of the Company within ten (10) Business Days after commencement of such offer (including by taking no position with respect to the acceptance of such tender offer or exchange offer by its stockholders); provided, however, that the delivery by the Company to Parent of a Notice of Superior Proposal in accordance with Section 5.3 shall not, in and of itself, constitute an Adverse Recommendation Change or entitle Parent to terminate this Agreement pursuant to clause (ii)(A)(1), (ii)(A)(3) or (B), of this Section 7.1(c) so long as the Company extends the Company Stockholders Meeting to the extent it is required to do so pursuant to the last sentence of Section 5.4(d); or

(iii) if the Company breaches Section 5.3 in any material respect (other than an unintentional breach that cannot be cured within five (5) days) and has not cured such breach within five (5) days after receipt of written notice thereof from Parent; or

(d) by the Company:

(i) if (A) (x) any of the representations or warranties of Parent or Merger Sub herein shall be untrue or inaccurate on the date of this Agreement or shall become untrue or inaccurate, in each case, such that the conditions set forth in Section 6.3(a) would not be satisfied, or (y) Parent or Merger Sub shall have breached or failed to perform any of their respective covenants or agreements set forth in this Agreement, in each case such that the conditions set forth in Section 6.3(b) would not be satisfied, and (B) such untruth, inaccuracy or breach is not cured within thirty (30) calendar days after written notice to Parent and Merger Sub (or, if less, the number of calendar days remaining until the Outside Date) describing such breach in reasonable detail; provided that the Company shall not have the right to terminate this Agreement pursuant to this Section 7.1(d)(i) if it is then in material breach of any of its representation, warranties, covenants or agreements set forth in this Agreement; or

(ii) at any time prior to receipt of the Company Stockholder Approval, in order to enter into a definitive agreement to effect a Superior Proposal, if the Company has made an Adverse Recommendation Change with respect to such proposal in compliance with Section 5.3(e) and has complied with Section 5.3(f), and enters such definitive agreement concurrently with such termination and pays the Termination Fee in accordance with the procedures and within the time periods set forth in Section 7.3(b).

The party desiring to terminate this Agreement pursuant to this Section 7.1 shall give notice of such termination and the provisions of this Section 7.1 being relied on to terminate this Agreement to the other parties.

Section 7.2 Effect of Termination. In the event of termination of this Agreement, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of Parent, Merger Sub or the Company, except that the Confidentiality Agreement and the provisions of Section 5.13 (Public Announcements), this Section 7.2, Section 7.3 (Fees and Expenses), Section 7.4 (Amendment or Supplement), Section 7.5 (Extension of Time; Waiver) and Article VIII (General Provisions) of this Agreement shall survive the termination hereof. Notwithstanding the foregoing, nothing contained herein shall relieve any party hereto of liability for a deliberate, willful and knowing breach of its covenants or agreements set forth in this Agreement prior to such termination or for fraud.

Section 7.3 Fees and Expenses.

(a) Except as otherwise provided in this Section 7.3, all fees and expenses incurred in connection with this Agreement, the Merger and the other transactions contemplated hereby shall be borne and timely paid by the party incurring such fees or expenses, whether or not the Merger is consummated.

(b) In the event that:

(i)(A) an Acquisition Proposal or the intention to make an Acquisition Proposal if this Agreement were not in effect or were terminated is publicly disclosed or otherwise communicated directly or indirectly to any of the directors or officers of the Company or the Company Board or a committee thereof and, in the case of clause (C)(x) and (C)(y) below, has not been withdrawn at least five (5) Business Days prior to the Outside Date in the case of clause (B)(1) below or the breach giving rise to the termination of this Agreement pursuant to Section 7.1(c)(i) in the case of clause (B)(2) below, (B) this Agreement is thereafter terminated (1) by the Company or Parent pursuant to Section 7.1(b)(iii) or (2) by Parent pursuant to Section 7.1(c)(i), and (C)(x) concurrently with or within six months after the date of any such termination, the Company or any of its Subsidiaries enters into a definitive agreement with respect to, or the Company Board or any committee thereof recommends to the Company’s stockholders, any Acquisition Proposal reflecting a per share valuation of, or per share consideration for, the Shares equal to or greater than the per share Merger Consideration, (y) concurrently with or within twelve months after the date of any such termination the Company or any of its Subsidiaries enters into a definitive agreement with respect to or consummates, or the Company Board or any committee thereof recommends to the Company’s stockholders, any Acquisition Proposal, in each case in this clause (y), which Acquisition Proposal is subsequently consummated or (z) concurrently with or within six months after the date of any such termination the Company or any of its Subsidiaries enters into a definitive agreement with respect to or consummates, or the Company Board or any committee thereof recommends to the Company’s stockholders, any Acquisition Proposal reflecting a per share valuation of, or per share consideration for, the Shares equal to or greater than the per share Merger Consideration with the Person that prior to the termination of this Agreement made the Acquisition Proposal or statement of intent described in clause (A) or any controlled Affiliate of such Person, in each case in this clause (z), which Acquisition Proposal is subsequently consummated, then, (1) in the case of clauses (A), (B) and (C)(x), the Company shall pay to Parent or its designee by wire transfer of same day funds to the account or accounts designated by Parent or such designee, the Termination Fee concurrently with the entry into of the definitive agreement or the making of the recommendation described in clause (C)(x), (2) in the case of clauses (A), (B) and (C)(y), the Company shall pay to Parent or its designee by wire transfer of same day funds to the account or accounts designated by Parent or such designee, the Termination Fee concurrently with the consummation of such Acquisition Proposal described in clause (C)(y) and (3) in the case of clauses (A), (B) and (C)(z), the Company shall pay to Parent or its designee by wire transfer of same day funds to the account or accounts designated by Parent or such designee, the Termination Fee concurrently with the consummation of such Acquisition Proposal described in clause (C)(z);

(ii)(A) an Acquisition Proposal or the intention to make an Acquisition Proposal if this Agreement were not in effect or were terminated or not approved by the stockholders of the Company is publicly disclosed or becomes known to holders of 30% or more of the outstanding Shares and, in the case of clause (C)(x) and (C)(y) below, has not been withdrawn at least eleven (11) Business Days prior to the date of the Company Stockholders Meeting, (B) this Agreement is thereafter terminated by the Company or Parent pursuant to Section 7.1(b)(ii) and (C)(x) concurrently with or within six months after the date of any such termination, the Company or any of its Subsidiaries enters into a definitive agreement with respect to, or the Company Board or any committee thereof recommends to the Company’s stockholders, any Acquisition Proposal reflecting a per share valuation of, or per share consideration for, the Shares equal to or greater than the per share Merger Consideration, (y) concurrently with or within twelve months after the date of any such termination the Company or any of its Subsidiaries enters into a definitive agreement with respect to or consummates, or the Company Board or any committee thereof recommends to the Company’s stockholders, any Acquisition Proposal, in each case in the case of this clause (y), which Acquisition Proposal is subsequently consummated or (z) concurrently with or within six months after the date of any such termination the Company or any of its Subsidiaries enters into a definitive agreement with respect to or consummates, or the Company Board or any committee thereof recommends to the Company’s stockholders, any Acquisition Proposal reflecting a per share valuation of, or per share consideration for, the Shares equal to or greater than the per share Merger Consideration with the Person that prior to the termination of this Agreement made the Acquisition Proposal or statement of intent described in clause (A) or any controlled Affiliate of such Person, in each case in the case of this clause (z), which Acquisition Proposal is subsequently consummated, then, (1) in the case of clauses (A), (B) and (C)(x), the Company shall pay to Parent or its designee by wire transfer of same day funds to the account or accounts designated by Parent or such designee, the Termination Fee concurrently with the entry into of the definitive agreement or the making of the recommendation described in clause (C)(x), (2) in the case of clauses (A), (B) and (C)(y), the Company shall pay to Parent or its designee by wire transfer of same day funds to the account or accounts designated by Parent or such designee, the Termination Fee concurrently with the consummation of such Acquisition Proposal described in clause (C)(y) and (3) in the case of clauses (A), (B) and (C)(z), the Company shall pay to Parent or its designee by wire transfer of same day funds to the account or accounts designated by Parent or such designee, the Termination Fee concurrently with the consummation of such Acquisition Proposal described in clause (C)(z);

(iii) this Agreement is terminated by Parent pursuant to Section 7.1(c)(ii) or Section 7.1(c)(iii), the Company shall pay to Parent or its designee by wire transfer of same day funds to the account or accounts designated by Parent or such designee the Termination Fee within two (2) Business Days after such termination; or

(iv) this Agreement is terminated by the Company pursuant to Section 7.1(d)(ii), the Company shall pay to Parent or its designee by wire transfer of same day funds to the account or accounts designated by Parent or such designee the Termination Fee prior to, and as a condition to, such termination;

it being understood that in no event shall the Company be required to pay the Termination Fee on more than one occasion.

(c) For purposes of this Section 7.3.

(i) “Acquisition Proposal”, as used in Section 7.3(b)(i) or 7.3(b)(ii), shall have the meaning ascribed thereto in Section 5.3(i)(ii), except that references therein to “15%” shall be replaced by “50.1%” and references therein to “85%” shall be replaced by “49.9%.”

(ii) “Termination Fee” means an amount equal to $15,031,000, paid by wire transfer in immediately available funds.

(d) Each of the parties hereto acknowledges that the agreements contained in this Section 7.3 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Parent and Merger Sub would not enter into this Agreement. Accordingly, if the Company fails promptly to pay the amounts due pursuant to this Section 7.3, and, in order to obtain such payment, Parent or its designee commences a suit that results in a judgment against the Company for all or a portion of the Termination Fee, the Company shall pay to Parent or its designees interest on the amount of the Termination Fee from the date such payment was required to be made until the date of payment at the prime rate of JPMorgan Chase Bank, N.A. in effect on the date such payment was required to be made plus 3% per annum.

Section 7.4 Amendment or Supplement. This Agreement may be amended, modified or supplemented by the parties hereto by action taken or authorized by written agreement of the parties hereto (by action taken by their respective boards of directors, if required) at any time prior to the Effective Time, whether before or after the Company Stockholder Approval has been obtained; provided, however, that after the Company Stockholder Approval has been obtained, no amendment shall be made that pursuant to applicable Law requires further approval or adoption by the stockholders of the Company without such further approval or adoption. This Agreement may not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing specifically designated as an amendment hereto, signed on behalf of each of the parties in interest at the time of the amendment.

Section 7.5 Extension of Time; Waiver. At any time prior to the Effective Time, the parties may (by action taken or authorized by their respective boards of directors, if required), to the extent permitted by applicable Law, (a) extend the time for the performance of any of the obligations or acts of the other party or parties hereto, as applicable, (b) waive any inaccuracies in the representations and warranties of the other party or parties set forth in this Agreement or any document delivered pursuant hereto or (c) subject to applicable Law, waive compliance with any of the agreements or conditions of the other party or parties contained herein; provided, however, that after the Company Stockholder Approval has been obtained, no waiver may be made that pursuant to applicable Law requires further approval or adoption by the stockholders of the Company without such further approval or adoption. Any agreement on the part of a party to any such waiver shall be valid only if set forth in a written instrument executed and delivered by a duly authorized officer on behalf of such party or parties, as applicable. No failure or delay of any party in exercising any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such right or power, or any course of conduct, preclude any other or further exercise thereof or the exercise of any other right or power. Except as otherwise provided herein, the rights and remedies of the parties hereunder are cumulative and are not exclusive of any rights or remedies which they would otherwise have hereunder.

ARTICLE VIII

GENERAL PROVISIONS

Section 8.1 Nonsurvival of Representations and Warranties. None of the representations, warranties, covenants or agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time, other than those covenants or agreements of the parties which by their terms apply, or are to be performed as a whole or in part, after the Effective Time.

Section 8.2 Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally, or if by facsimile, upon written confirmation of receipt by facsimile, (b) on the first Business Day following the date of dispatch if delivered utilizing a next-day service by a recognized next-day courier or (c) on the earlier of confirmed receipt or the fifth Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered to the addresses set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

(a)	if to Parent, Merger Sub or the Surviving Corporation, to:

Walgreen Co.

Mergers & Acquisitions

104 Wilmot Road, MS-1655

Deerfield, Illinois 60615

Attention: Mark E. Vainisi

Facsimile: (847) 405-9552

and

Walgreen Co.

104 Wilmot Road, MS-1655

Deerfield, Illinois 60615

Attention: Joseph H. Greenberg

Facsimile: (847) 315-4464

and

Walgreen Co.

Corporate and Transactional Law Department

104 Wilmot Road, MS-1425

Deerfield, Illinois 60615

Attention: Hiranda S. Donoghue

Facsimile: (847) 315-4464

with a copy (which shall not constitute notice) to:

Sidley Austin LLP

One South Dearborn Street

Chicago, Illinois 60603

Attention: Chris E. Abbinante

Scott R. Williams

Facsimile: (312) 853-7036

(b)	if to the Company, to:

drugstore.com, inc.

411 108th Ave. NE, Ste. 1400

Bellevue, WA 98004

Attention: Yukio Morikubo

Facsimile: (425) 372-3808

with a copy (which shall not constitute notice) to:

Wilson Sonsini Goodrich & Rosati, Professional Corporation

701 Fifth Avenue, Suite 5100

Seattle, Washington 98104-7036

Attention: Patrick Schultheis

Brian Keyes

Facsimile: (206) 883-2699

Wilson Sonsini Goodrich & Rosati, Professional Corporation

One Market Plaza

Spear Tower, Suite 3300

San Francisco, California 94105-1126

Attention: Michael S. Ringler

Facsimile No.: (415) 947-2099

Section 8.3 Certain Definitions. For purposes of this Agreement:

(a) “Affiliate” of any Person means any other Person that, at the time of determination, directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with, such first Person;

(b) “Business Day” means any day other than a Saturday, a Sunday or a day on which banks in New York City, New York are authorized by Law or executed order to be closed;

(c) “control” (including the terms “controlled,” “controlled by” and “under common control with”) means the possession, directly or indirectly or as trustee or executor, of the power to direct or cause the direction of the management policies of a Person, whether through the ownership of stock, as trustee or executor, by contract or credit arrangement or otherwise;

(d) “Equity Award Ratio” shall mean the quotient determined by dividing (a) the Merger Consideration, by (b) the average of the last reported sale price of a share of the common stock of Parent on the New York Stock Exchange during the 10 trading days immediately preceding the Effective Time;

(e) “ERISA Affiliate” means any trade or business that together with the Company or any of its Affiliates is considered a single employer pursuant to Section 414(b), (c), (m) or (o) of the Code;

(f) “knowledge,” with respect to the Company, means the knowledge of the individuals set forth on Schedule 8.3(f);

(g) “Material Adverse Effect” means any condition, event, change, circumstance, effect or state of facts that, either individually or in the aggregate, and whether or not a breach of any representation or warranty contained in this Agreement, has had, or would reasonably be expected to have, a material and adverse effect on the business, operations, assets, liabilities, financial condition or results of operations of the Company and its Subsidiaries, taken as a whole, other than any condition, event, change, circumstance, effect or state of facts arising out of or resulting from: (1) general changes, trends or developments in any of the industries in which the Company or any of its Subsidiaries operates, (2) changes in general economic, business, regulatory, political or market conditions or in national or global financial markets, (3) international calamity directly or indirectly involving the United States, national calamity, an act of war (whether or not declared), sabotage, terrorism, military actions or the escalation thereof, (4) earthquakes, hurricanes, tsunamis, tornadoes, blizzards, floods, mudslides, wild fires, other natural disasters or acts of God or other force majeure events, (5) changes in any applicable Laws or GAAP or the official interpretation by a Governmental Entity thereof, (6) any decline in market price, or change in trading volume, of the capital stock of the Company or any failure to meet internal or published projections, forecasts or revenue or earning predictions for any period (provided that the underlying causes of such decline, change or failure, may be considered in determining whether there has been a Material Adverse Effect if such underlying cause is not otherwise excluded from consideration pursuant to this definition by any of clauses (1) through (5) or clauses (7) through (10)), (7) execution, public announcement or the pendency of this Agreement, provided that, when used (A) to qualify any representation or warranty of the Company set forth in Sections 3.4 and 3.8(b) and (B) in the conditions to the obligations of Parent set forth in Section 6.2(a)(i) with respect to the representations and warranties in Sections 3.4 and 3.8(b), “Material Adverse Effect” shall be read without giving effect to this clause (7), (8) any actions taken or not taken in compliance with the terms of this Agreement, provided that this clause (8) shall not apply with respect to any action take or not taken in accordance with Section 5.1(a), (9) any shareholder class action litigation, shareholder derivative claims or similar shareholder litigation arising out of or in connection with or relating to this Agreement and the transactions contemplated hereby, including allegations of a breach of fiduciary duty or misrepresentation in public disclosure or (10) any matter expressly set forth on the Company Disclosure Letter; provided that in the case of each of clauses (1) through (5) above, such condition, event, change, circumstance, effect or state of facts has not and does not, individually or in the aggregate, disproportionately impact the Company and its Subsidiaries relative to other participants in the industries in which the Company or the Subsidiaries of the Companies operate.

(h) “Parent Material Adverse Effect” any condition, event, change, circumstance, effect or state of facts that, either individually or in the aggregate, and whether or not a breach of any representation or warranty contained in this Agreement that has had, or would reasonably be expected to have a materially adverse effect on the business, operations, financial condition or results of operations of Parent and its Subsidiaries, taken as a whole, other than any condition, event, change, circumstance, effect or state of facts arising out of or attributable to (1) general changes, trends or developments in any of the industries in which the Parent or Merger Sub or any of their respective Subsidiaries operates, (2) changes in general economic, business, regulatory, political or market conditions or in national or global financial markets, (3) international calamity directly or indirectly involving the United States, national calamity, an act of war (whether or not declared), sabotage, terrorism, military actions or the escalation thereof, (4) earthquakes, hurricanes, tsunamis, tornadoes, blizzards, floods, mudslides, wild fires, other natural disasters or acts of God or other force majeure events, (5) changes in any applicable Laws or GAAP or the official interpretation thereof, (6) any decline in market price, or change in trading volume, of the capital stock of the Company or any failure to meet internal or published projections, forecasts or revenue or earning predictions for any period (provided that the underlying causes of such decline, change or failure, may be considered in determining whether there has been a Material Adverse Effect if such underlying cause is not otherwise excluded from consideration pursuant to this definition), (7) the negotiation, execution, delivery or public announcement or the pendency of this Agreement or the transactions contemplated hereby or any actions taken or failure to take action in compliance with the terms of this Agreement or otherwise with the written consent of the Company including, in each case, the impact thereof on the relationships of Parent or any of its Subsidiaries with customers, vendors, suppliers, strategic alliance partners, licensors, consultants, employees, independent contractors or other third parties with which Parent or any of its Subsidiaries has any relationship, (8) any shareholder class action litigation, derivative claims or similar litigation arising out of or in connection with or relating to this Agreement and the transactions contemplated hereby, including allegations of a breach of fiduciary duty or misrepresentation in public disclosure or (9) any matter expressly set forth on the Parent Disclosure Letter; provided that, in the case of each of clauses (1) through (4) above, such condition, event, change, circumstance, effect or state of facts has not and does not, individually or in the aggregate, disproportionately impact Parent and Merger Sub and their respective Subsidiaries relative to other participants in the industry or industries in which Parent and Merger Sub and their respective Subsidiaries conduct their business.

(i) “Permitted Liens” means (i) Liens for Taxes, assessments and governmental charges or levies not yet due and payable or that are being contested in good faith and by appropriate proceedings and as to which adequate reserves have been established in accordance with GAAP on the Company’s financial statements; (ii) landlords’, mechanics’, carriers’, workmen’s, repairmen’s or materialmen’s Liens; (iii) pledges or deposits to secure obligations under workers’ compensation Laws or similar legislation or to secure public or statutory obligations; (iv) pledges and deposits to secure the performance of bids, trade contracts, leases, surety and appeal bonds, performance bonds and other obligations of a similar nature, in each case in the ordinary course of business; (v) easements, covenants and rights of way (in each case of record) and other similar restrictions of record, and zoning, building and other similar restrictions, in each case that do not adversely affect in any material respect the current use of the applicable property owned, leased, used or held for use by the Company or any of its Subsidiaries; (vi) other than with respect to Section 3.2, Liens the existence of which are specifically disclosed in the notes to the consolidated financial statements of the Company included in any Company SEC Documents filed prior to the date of this Agreement; and (vii) non-exclusive licenses to Intellectual Property granted in the ordinary course of business by the Company or one of its Subsidiaries.

(j) “Person” means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including any Governmental Entity.

(k) “Subsidiary” means, with respect to any Person, any other Person of which stock or other equity interests having ordinary voting power to elect more than fifty percent (50%) of the board of directors or other governing body are owned, directly or indirectly, by: (i) such first Person, (ii) such first Person and one or more of its Subsidiaries, or (iii) one or more Subsidiaries of such first Person.

Section 8.4 Interpretation. When a reference is made in this Agreement to a Section, Article or Exhibit, such reference shall be to a Section, Article or Exhibit of this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement or in any Exhibit are for convenience of reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. Any capitalized terms used in any Exhibit but not otherwise defined therein shall have the meaning set forth in this Agreement. All Exhibits annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth herein. References herein to “party” or “parties” shall mean a party or the parties to this Agreement unless the context requires otherwise. The words “include,” “includes” and “including” and words of similar import when used in this Agreement will mean “include, without limitation,” “includes, without limitation” or “including, without limitation,” unless otherwise specified.

Section 8.5 Entire Agreement. This Agreement (including the Exhibits hereto), the Company Disclosure Letter, the Parent Disclosure Letter, the Confidentiality Agreement and that certain agreement dated March 2, 2011 with respect to clean room process and protocols constitute the entire agreement with respect to the subject matter hereof and thereof, and supersede all prior written agreements, arrangements, communications and understandings (including the exclusivity letter between Parent and the Company dated February 4, 2011) and all prior and contemporaneous oral agreements, arrangements, communications and understandings among the parties with respect to the subject matter hereof and thereof (except that the Confidentiality Agreement shall be deemed amended as provided in Section 5.5(b)).

Section 8.6 Parties in Interest. Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person other than the parties and their respective successors and permitted assigns any legal or equitable right, benefit or remedy of any nature under or by reason of this Agreement, except (i) the provisions of Section 5.9 and (ii) from and after the Effective Time the right of the holders of Shares and other Company securities to receive after the Effective Time the consideration pursuant to the Merger as set forth in Article II, each of which shall, from and after the Effective Time, inure to the benefit of the Persons benefiting therefrom, who are hereby intended to be third-party beneficiaries thereof from and after the Effective Time. Parent hereby expressly acknowledges and agrees that, prior to the Effective Time, the Company’s measure of damages for a breach of this Agreement by Parent or Merger Sub that is a principal cause of the Merger not being consummated may include the loss of the economic benefits of the transaction to the securityholders of the Company and other relief (including equitable relief), whether or not this Agreement has been validly terminated pursuant to Article VII; provided, however, that this sentence shall in no way effect or reduce, and shall be subject to, the limitations on liability provided in Section 7.2.

Section 8.7 Governing Law. This Agreement and all disputes or controversies arising out of or relating to this Agreement or the transactions contemplated hereby shall be governed by, and construed in accordance with, the internal laws of the State of Delaware, without regard to the laws of any other jurisdiction that might be applied because of the conflicts of laws principles of the State of Delaware.

Section 8.8 Submission to Jurisdiction. Each of the parties irrevocably agrees that any legal action or proceeding arising out of or relating to this Agreement brought by any other party or its successors or assigns shall be brought and determined in the United States District Court for the District of Delaware, and each of the parties hereby irrevocably submits to the exclusive jurisdiction of the aforesaid courts for itself and with respect to its property, generally and unconditionally, with regard to any such action or proceeding arising out of or relating to this Agreement and the transactions contemplated hereby. Each of the parties agrees not to commence any action, suit or proceeding relating thereto in any court other than the United States District Court for the District of Delaware, other than actions in any court of competent jurisdiction to enforce any judgment, decree or award rendered by such court. Each of the parties further agrees that notice as provided herein shall constitute sufficient service of process and the parties further waive any argument that such service is insufficient. Each of the parties hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby, (a) any claim that it is not personally subject to the jurisdiction of the United States District Court for the District of Delaware for any reason, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) that (i) the suit, action or proceeding in any such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

Section 8.9 Assignment; Successors. Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned or delegated, as a whole or in part, by operation of law or otherwise, by any party without the prior written consent of the other parties, and any such assignment without such prior written consent shall be null and void; provided, however, that Merger Sub may assign in its sole discretion and without the consent of any other party, any or all of its rights, interests and obligations under this Agreement to any direct or indirect wholly owned Subsidiary of Parent, but no such assignment shall relieve Parent or Merger Sub of its obligations hereunder. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

Section 8.10 Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, each of the Company, Parent and Merger Sub shall be entitled to specific performance of the terms hereof, including an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the United States District Court for the District of Delaware, this being in addition to any other remedy to which such party is entitled at law or in equity.

Section 8.11 Currency. All references to “dollars” or “$” or “US$” in this Agreement refer to United States dollars, which is the currency used for all purposes in this Agreement.

Section 8.12 Severability. Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable Law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or portion of any provision in such jurisdiction, and this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein, so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible. Notwithstanding the foregoing, the parties intend that the rights, limitations and remedies contained in Section 5.3 and Article VII be construed as integral provisions of this Agreement and that such rights, limitations and remedies shall not be severable in any manner that restricts a party’s remedies or rights under this Agreement.

Section 8.13 Waiver of Jury Trial. EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 8.14 Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same instrument and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party.

Section 8.15 Electronic Signature. This Agreement may be executed by facsimile signature or electronically scanned signature and such signatures shall constitute an original for all purposes.

Section 8.16 No Presumption Against Drafting Party. Each of Parent, Merger Sub and the Company acknowledges that each party to this Agreement has been represented by counsel in connection with this Agreement and the transactions contemplated by this Agreement. Accordingly, any rule of law or any legal decision that would require interpretation of any claimed ambiguities in this Agreement against the drafting party has no application and is hereby expressly waived.

Section 8.17 Disclosure Letters. The Company Disclosure Letter and the Parent Disclosure Letter are not intended to constitute, and shall not be construed as constituting, representations or warranties of the Company and Parent, respectively, except and to the extent expressly provided in this Agreement. Any disclosure contained in any section of the Company Disclosure Letter or Parent Disclosure Letter shall be deemed to be disclosed with respect to any other Section of this Agreement to the extent that it is reasonably apparent on the face of the information disclosed that such disclosure would be applicable to such other Section of this Agreement. The fact that any item of information is disclosed in the Company Disclosure Letter or the Parent Disclosure Letter shall not be construed to mean that such information is required to be disclosed by this Agreement. Inclusion of any item in the Company Disclosure Letter or the Parent Disclosure Letter shall not be deemed an admission that such item is material or that such item is reasonably likely to result in a Material Adverse Effect or Parent Material Adverse Effect, respectively. Descriptive headings in the Company Disclosure Letter and the Parent Disclosure Letter are inserted for reference purposes and for convenience of the reader only, and shall not affect the interpretation thereof or of this Agreement. Nothing contained in the Company Disclosure Letter or the Parent Disclosure Letter shall be construed as an admission of liability or responsibility in connection with any pending, threatened or future matter or proceeding.

Section 8.18 Obligations of Merger Sub and Surviving Corporation. Parent agrees to take all action necessary to cause Merger Sub or the Surviving Corporation, as applicable, to perform all of its respective agreements, covenants and obligations under this Agreement.

[Signature page follows.]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

WALGREEN CO.

By: /s/ Gregory D. Wasson
Name: Gregory D. Wasson
Title: President and Chief Executive Office

DOVER SUBSIDIARY, INC.

By: /s/ Robert M. Silverman
Name: Robert M. Silverman
Title: President

drugstore.com, inc.

By: /s/ Dawn G. Lepore
Name: Dawn G. Lepore
Title: President and Chief Executive Officer